Exhibit 4.(a).56

FACILITY AGREEMENT

DATED 14TH APRIL, 2005

US $550,000,000
CREDIT FACILITIES

for

PARTNER COMMUNICATIONS COMPANY LTD.
as Borrower

provided by

BANK HAPOALIM B.M.
BANK LEUMI LE-ISRAEL B.M.
ISRAEL DISCOUNT BANK LTD.

and

UNITED MIZRAHI BANK LIMITED

BANK HAPOALIM B.M.
as Facility Agent

BANK LEUMI LE-ISRAEL B.M.
as Co-ordinating Agent and Security Trustee

Herzog, Fox & Neeman	Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co.
Asia House, 4 Weizmann Street	One Azrieli Center
Tel Aviv, 64239, Israel	Tel Aviv 67021, Israel
Tel: +972-(0)3-692 2020	Tel: +972-(0)3-607 4444
Fax: +972-(0)3-696 6464	Fax: +972-(0)3-607 4422

CONTENTS

1.	DEFINITIONS AND INTERPRETATION	7

1.1	DEFINITIONS	7
1.2	ACCOUNTS	19
1.3	INTERPRETATION	19
1.4	REPLACEMENT OF THE EXISTING FACILITY AGREEMENT	20

2.	THE FACILITIES	21

2.1	FACILITY A AND FACILITY B	21
2.2	THE UMB FACILITY	21
2.3	RIGHTS AND OBLIGATIONS OF FINANCE PARTIES	21
2.4	THE OPTION	22

3.	PURPOSE	22

3.1	PURPOSE	22
3.2	NO DUTY TO MONITOR	22

4.	CONDITIONS PRECEDENT	22

4.1	DOCUMENTARY CONDITIONS PRECEDENT	22
4.2	FURTHER CONDITIONS PRECEDENT	23
4.3	COMMENCEMENT DATE	23

5.	DRAWDOWN	24

5.1	GIVING OF REQUESTS	24
5.2	REQUESTS AND ADVANCES	24
5.3	DEEMED ADVANCES	25
5.4	LENDERS OBLIGATIONS TO FUND ADVANCES	25
5.5	RELEVANT PERCENTAGES	26
5.6	PRIMACY OF THE FINANCE DOCUMENTS	26

6.	CURRENCY	26

6.1	SELECTION	26
6.2	REVOCATION OF DOLLAR DRAWDOWN REQUEST	27
6.3	DRAWDOWNS	27
6.4	PREPAYMENTS AND REPAYMENTS	27
6.5	FACILITY AMOUNT	27

7.	REPAYMENT AND REBORROWING	27

7.1	REPAYMENT OF FACILITY A	27
7.2	REPAYMENT OF FACILITY B	28
7.3	REPAYMENT OF THE UMB FACILITY	28
7.4	MISCELLANEOUS	28

8.	PREPAYMENT AND CANCELLATION	28

8.1	VOLUNTARY PREPAYMENT	28
8.2	MANDATORY PREPAYMENT - DISPOSALS	29
8.3	MANDATORY PREPAYMENT - CHANGE OF CONTROL	29
8.4	MISCELLANEOUS PROVISIONS	29
8.5	CANCELLATION	30

9.	INTEREST & INTEREST PERIODS	31

9.1	RATE OF INTEREST	31
9.2	DUE DATES	31
9.3	BREACH INTEREST	31
9.4	INTEREST PERIOD DURATION	32
9.5	INTEREST PERIOD COMMENCEMENT	32
9.6	COINCIDENCE OF INTEREST PERIODS	32
9.7	OTHER ADJUSTMENTS	32

10.	LINKAGE	32

10.1	LINKAGE TO INDEX	32
10.2	NON-PUBLICATION OF INDEX	33

11.	PAYMENTS	33

11.1	PLACE	33
11.2	FUNDS	33
11.3	CURRENCY	33
11.4	NO SET-OFF OR COUNTERCLAIM	33
11.5	NON-BUSINESS DAYS	33
11.6	PARTIAL PAYMENTS	34

12.	TAXES	34

12.1	GROSS-UP	34
12.2	TAX RECEIPTS	34

13.	MARKET DISRUPTION	35

13.1	MARKET DISRUPTION	35
13.2	SUSPENSION OF ADVANCES	35
13.3	ALTERNATIVE BASIS FOR OUTSTANDING ADVANCES	35
13.4	REVIEW	36

14.	INCREASED COSTS	36

14.1	INCREASED COSTS	36
14.2	EXCEPTIONS	37

15.	ILLEGALITY	37

16.	GUARANTEE AND INDEMNITY	37

17.	REPRESENTATIONS AND WARRANTIES	37

17.1	REPRESENTATIONS AND WARRANTIES	37
17.2	STATUS	38
17.3	POWER AND AUTHORITY	38
17.4	LEGAL VALIDITY	38
17.5	NON-CONFLICT	38
17.6	NO DEFAULT	38
17.7	CONSENTS AND AUTHORISATIONS	39
17.8	LITIGATION	39
17.9	INFORMATION	39
17.10	FINANCIAL STATEMENTS	39
17.11	STATUS OF SECURITY	39
17.12	PARI PASSU RANKING	40
17.13	INDEBTEDNESS	40
17.14	WINDING -UP	40
17.15	FINANCE DOCUMENTS	40
17.16	NO FORCE MAJEURE	40
17.17	BUSINESS PLAN	40
17.18	IMMUNITY	40
17.19	JURISDICTION/GOVERNING LAW	41
17.20	ACCURACY OF REPRESENTATION	41
17.21	TIMES WHEN REPRESENTATIONS ARE MADE	41

18.	INFORMATION COVENANTS	41

18.1	ACCOUNTS AND FINANCIAL INFORMATION	41
18.2	INDEBTEDNESS TO PARTICIPATING BANKS	42
18.3	COMPLIANCE	42
18.5	GENERAL	44
18.6	FORM OF INFORMATION	44
18.7	AUDIT AND ACCOUNTING DATES	44

19.	FINANCIAL COVENANTS	44

19.1	FINANCIAL COVENANTS	44
19.2	INTERPRETATION	45

20.	GENERAL COVENANTS	45

20.1	COVENANTS AND UNDERTAKINGS	45
20.2	MATERIAL LICENCES	45
20.3	PARI PASSU RANKING	46
20.4	SECURITY AND NEGATIVE PLEDGE	46
20.5	FINANCIAL INDEBTEDNESS	47
20.6	MERGERS AND ACQUISITIONS	48
20.7	COMPLIANCE WITH LAWS AND PAYMENT OF TAXES	49
20.8	ACCESS	49
20.9	DISTRIBUTIONS	49
20.10	SHAREHOLDINGS	50
20.11	INSURANCES	50
20.12	CONDUCT OF BUSINESS	52
20.13	USE OF PROCEEDS	52
20.14	INVESTMENTS	52
20.15	CONSENTS AND AUTHORISATIONS	53
20.16	CONSTITUTIONAL DOCUMENTS	53
20.17	MAALOT RATING	53
20.18	HEDGING TRANSACTIONS	53
20.19	SALE AND LEASEBACK	54
20.20	LOANS AND GUARANTEES	54
20.21	OPERATING LEASES	54
20.22	DISCOUNTING OF RECEIVABLES	54
20.23	DURATION	55

21.	DEFAULT	55

21.1	EVENTS OF DEFAULT	55
21.2	NON-PAYMENT	55
21.3	BREACH OF OTHER OBLIGATIONS	55
21.4	MISREPRESENTATION	55
21.5	CROSS DEFAULT	55
21.6	INSOLVENCY	56
21.7	INSOLVENCY PROCEEDINGS AND APPOINTMENT OF RECEIVERS AND MANAGERS	56
21.8	CREDITORS' PROCESS	56
21.9	ILLEGALITY	56
21.10	EFFECTIVENESS OF SECURITY	57
21.11	OWNERSHIP OF THE BORROWER	57
21.12	BREACH OF A MATERIAL LICENCE OR ANY AUTHORISATION	57
21.13	REPUDIATION	57
21.14	NO TRADING IN SECURITIES	57
21.15	NON-COMPLIANCE WITH ANY SECURITIES AUTHORITY	57
21.16	GOVERNMENTAL INTERVENTION	58
21.17	CESSATION	58
21.18	MATERIAL ADVERSE EFFECT	58
21.19	ACCELERATION; OTHER REMEDIES	58
21.20	DUTY TO MONITOR	59

22.	FEES	59

22.1	UP-FRONT FEE	59
22.2	COMMITMENT FEE	59
22.3	ONGOING FEES	59
22.4	FACILITY AGENT'S FEE	59
22.5	CO-ORDINATING AGENT'S FEE	59
22.6	SECURITY TRUSTEE'S FEE	60
22.7	VAT	60

23.	COSTS AND EXPENSES	60

23.1	INITIAL COSTS	60
23.2	SUBSEQUENT COSTS	60
23.3	INTERPRETATION, IMPLEMENTATION, ADMINISTRATION AND ENFORCEMENT COSTS	60

24.	STAMP DUTIES	61

25.	INDEMNITIES	61

25.1	CURRENCY INDEMNITY	61
25.2	BROKEN FUNDING INDEMNITY	61
25.3	OTHER INDEMNITIES	62

26.	EVIDENCE AND CALCULATIONS	62

26.1	STATEMENTS AND ACCOUNTS	62
26.2	CALCULATIONS	63

27.	ADMINISTRATIVE PARTIES	63

27.1	APPOINTMENT AND DUTIES OF THE FACILITY AGENT	63
27.2	RELATIONSHIP	64
27.3	INSTRUCTIONS TO THE FACILITY AGENT	64
27.4	DELEGATION	64
27.5	RESPONSIBILITY FOR DOCUMENTATION	64
27.6	EXONERATION	64
27.7	INFORMATION	65
27.8	THE ADMINISTRATIVE PARTIES INDIVIDUALLY	65
27.9	INDEMNITIES	66
27.10	COMPLIANCE	66
27.11	RESIGNATION OF AN ADMINISTRATIVE PARTY	66

28.	AMENDMENTS AND WAIVERS	67

28.1	PROCEDURE	67
28.2	EXCEPTIONS	67
28.3	WAIVERS AND REMEDIES CUMULATIVE	68

29.	CHANGES TO THE PARTIES	68

29.1	TRANSFERS BY THE BORROWER	68
29.2	GUARANTORS	68
29.3	REPETITION OF REPRESENTATIONS	69
29.4	TRANSFERS BY THE PARTICIPATING BANKS	69

30.	SET-OFF	70

31.	SEVERABILITY	70

32.	COUNTERPARTS	71

33.	NOTICES	71

33.1	GIVING OF NOTICES	71
33.2	ADDRESSES FOR NOTICES	71

34.	INFORMATION	73

35.	LANGUAGE	73

36.	GOVERNING LAW AND JURISDICTION	73

37.	WAIVER OF IMMUNITY	73

THIS FACILITY AGREEMENT is made on the 14th day of April 2005,

BETWEEN:

(1)	PARTNER COMMUNICATIONS COMPANY LTD., a limited liability company organised and existing under the laws of the State of Israel (the “Borrower”);

(2)	BANK HAPOALIM B.M., a banking corporation incorporated in the State of Israel(“BH”);

(3)	BANK LEUMI LE-ISRAEL B.M.,a banking corporation incorporated in the State of Israel (“BLL”);

(4)	ISRAEL DISCOUNT BANK LTD., a banking corporation incorporated in the State of Israel (“IDB”);

(5)	UNITED MIZRAHI BANK LTD., a banking corporation incorporated in the State of Israel (“UMB”);

(6)	BANK HAPOALIM B.M., a banking corporation incorporated in the State of Israel, in its capacity as facility agent (the “Facility Agent”);

(7)	BANK LEUMI LE-ISRAEL B.M., a banking corporation incorporated in the State of Israel, in its capacity as co-ordinating agent (the “Co-ordinating Agent”); and

(8)	BANK LEUMI LE-ISRAEL B.M., a banking corporation incorporated in the State of Israel, in its capacity as security trustee(the “Security Trustee”).

WHEREAS:

(A)	The Lenders and UMB, together with other participating banks, have provided the Borrower with loan facilities pursuant to the terms of the Existing Facility Agreement (as defined below).

(B)	The Lenders, UMB and the Borrower have agreed to replace the Existing Facility Agreement with this Agreement, and that the Lenders and UMB continue to make available to the Borrower multi-currency credit facilities for the purposes set out in Section 3 (Purpose) below, upon and subject to the terms and conditions contained in this Agreement and without further reference to the Existing Facility Agreement.

(C)	The Borrower wishes to accept the credit facilities upon and subject to the terms and conditions contained in this Agreement.

(D)	Unless terminated earlier in accordance with its terms, the Existing Facility Agreement shall be terminated on the Commencement Date (as defined below), and the Security Interests granted thereunder shall be released or amended (as the case may be), as agreed by the Parties.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement, the following terms shall have the following meanings:

Accounting Period	In relation to any person means any period of approximately 3 (three) months, 6 (six) months or 1 (one) year for which Accounts of such person are prepared.

Accounts	At any time and from time to time:

(a)	the latest unaudited reviewed half-yearly consolidated financial statements of the Borrower;

(b)	the latest audited consolidated annual financial statements of the Borrower;

(c)	the latest unaudited reviewed quarterly consolidated financial statements of the Borrower,

delivered or required to be delivered to the Participating Banks hereunder (together with all those notes thereto and certificates required to be attached thereto), or such of those accounts as the context requires.

Administrative Party	The Facility Agent, the Co-ordinating Agent and the Security Trustee.

Advance	The principal amount of loans advanced hereunder by the Participating Banks, or the principal amount of such advances which are from time to time outstanding, as the case may be.

Agreement	This Facility Agreement.

Auditors	The independent auditors of the Borrower from time to time, being Kesselman & Kesselman at the date of this Agreement.

Authorisation	At any time all consents, approvals, authorisations, concessions, permits and licences (excluding the Licence), and all filings, registrations and agreements with any government or other regulatory authority necessary in order to enable the Group to install, establish, maintain and operate a mobile telephone network in Israel at such time.

Availability Period	The period from and including the Commencement Date to and including:

(a)	with respect to Facility A,:

(i)	unless the Option has been exercised,the date falling one day prior to the fifth anniversary of the Commencement Date;

(ii)	if the Option is exercised, 31st August 2008; and

(b)	with respect to Facility B, the Final Maturity Date.

Available Currency	US Dollars and NIS.

Bank of Israel	The central bank of the State of Israel.

Breach	Any event, act or condition which, with the delivery by the Facility Agent of a notice declaring that an Event of Default has occurred, would constitute an Event of Default.

Breach Margin	The margin agreed between the Participating Banks and the Borrower, for the purposes of calculating the breach rate of interest in accordance with Section 9.3 (Breach Interest), as set out in the Margin Letter.

Business Day	(a)	with respect to amounts denominated in NIS, a day (other than a Saturday) on which banks are open for business in Tel-Aviv; and

(b)	with respect to amounts denominated in US Dollars, a day (other than a Saturday or a Sunday) on which banks are open for business in Tel-Aviv and New York.

Business Plan	The revised business plan of the Borrower (including long term management forecasts) dated October 2004 and provided by the Borrower to the Participating Banks.

Capital Expenditure	Any expenditure which should be treated as capital expenditure in the audited Accounts of the Borrower in accordance with US GAAP.

Commencement Date	The date on which all of the conditions precedent to the first Advance (as set out in Section 4 (Conditions Precedent) have been fulfilled to the satisfaction of, or waived in writing by, the Facility Agent (acting upon the instructions of the Majority Lenders) or, as the case may be, the Security Trustee.

Commitment	With respect to each Lender, the principal amount which each Lender is obliged to commit to Facility A and Facility B, being its Facility A Commitment and its Facility B Commitment respectively.

Discharge Date	The date on which all amounts owing to the Finance Parties under the Finance Documents and all Permitted Financial Indebtedness owing to the Participating Banks have been fully and irrevocably paid or discharged.

Dollar Amount	The US Dollar equivalent of a NIS amount, calculated on the basis of the Representative Rate at such time.

Drawdown Date	In relation to any Advance, the date on which the Advance is actually made or deemed to be made in accordance with the terms of this Agreement.

EBITDA	In respect of any Ratio Period:

(1)	the sum of the following, all as appearing in the Borrower’s Accounts for such Ratio Period:

(a)	the net income of the Borrower before extraordinary items; provided that, for the removal of doubt:

(i)	all expenses other than Capital Expenditure shall be costs for the purposes of determining EBITDA; and

(ii)	Capital Expenditure as referred to above does not include SAC;

(b)	the amount of Taxes set against the net profits of the Borrower in the Accounts and (without double counting) any provision by the Borrower for Taxes;

(c)	any amortisation and depreciation reflected in such Accounts;

(d)	any Net Financial Expenses,

less:

(2)	any non-cash profits included in the Borrower’s Accounts in respect of such Ratio Period.

For the purposes of the aforegoing:

“Net Financial Expenses” means, for any Ratio Period, financial expenses, net for such Ratio Period, as appearing in the Accounts; and

“SAC”means, for any Ratio Period, the Borrower’s subscriber acquisition costs paid or accrued during such Ratio Period, being principally the sum of:

(i)	the costs paid or accrued during such Ratio Period of acquisition by the Borrower of handsets and car kits, less revenues received or receivable by the Borrower during such Ratio Period from the sale of such handsets and car kits; and

(ii)	commissions paid or accrued to dealers, distributors and sales personnel during such Ratio Period in respect of the sale of handsets and car kits.

Equity	In respect of any Ratio Period, total shareholders equity as at the end of the Ratio Period, as appearing in the Accounts.

Event of Default	As defined in Section 21 (Default).

Existing Facility Agreement	The facility agreement dated 13th August, 1998 and amended and restated on 31st December, 2002 between, amongst others, the Borrower, the Lenders, and UMB.

Existing Outstanding Amounts	With respect to each Lender, the aggregate Original Dollar Amount of all outstanding amounts owed by the Borrower to such Lender on the Commencement Date, pursuant to the Existing Facility Agreement, as conclusively set out in the Existing Outstanding Amount Certificate.

Existing Outstanding Amount Certificate	A certificate with respect to each Lender, substantially in the form of Schedule 4 (Existing Outstanding Amount Certificate), to be provided by each Lender to the Borrower and confirmed by the Borrower, on the Commencement Date, in accordance with Section 4.1 (Conditions Precedent).

Facilities	Facility A and Facility B to be made available to the Borrower in accordance with the terms of this Agreement, and the UMB Facility.

Facility A	The multicurrency facility granted to the Borrower pursuant to Section 2.1(a) (The Facilities).

Facility A Advance	Any Advance made under Facility A.

Facility A Commitment	With respect to each Lender, such Lender's Commitment under Facility A, being:

(a)	unless the Option is exercised, its Relevant Percentage of the amounts set out in Schedule 2, Part I (Facility A Repayment Schedule),or

(b)	if the Option is exercised, its Relevant Percentage of the amounts set out in Schedule 2, Part II (Facility A Repayment Schedule),

in each case, as reduced from time to time.

Facility A Outstandings	With respect to each Lender, the aggregate of the Original Dollar Amounts of all outstanding Facility A Advances provided by such Lender, from time to time.

Facility B	The revolving multicurrency facility granted to the Borrower pursuant to Section 2.1(b) (The Facilities).

Facility B Advance	Any Advance made under Facility B.

Facility B Commitment	With respect to each Lender, such Lender's Commitment under Facility B, being its Relevant Percentage of the total commitment at such time, which, on the date hereof, shall be US$100,000,000 (one hundred million United States Dollars) to the extent not cancelled, transferred or reduced under this Agreement.

Facility B Outstandings	With respect to each Lender, the aggregate of the Dollar Amounts of all outstanding Facility B Advances provided by such Lender, from time to time.

Facility Office	The office notified by a Lender to the Borrower from time to time, by not less than five (5) Business Days' notice, as the office through which it will perform all or any of its obligations under this Agreement.

Fee Letter	Each Fee Letter dated on or prior to the date of this Agreement entered into between the Borrower and each of the Administrative Parties and Lenders in relation hereto.

Final Maturity Date	(a)	Unless the Option is exercised, the sixth anniversary of the Commencement Date; and

(b)	if the Option is exercised, 1st September, 2009.

Finance Documents	Each of:

(a)	this Agreement;

(b)	each Security Document;

(c)	each Fee Letter;

(d)	the Margin Letter;

(e)	the Intercreditor Agreement; and

(f)	any other document designated as such by the Participating Banks and the Borrower.

Finance Parties	Each of the Participating Banks and the Administrative Parties.

Financial Indebtedness	Any indebtedness in respect of:

(a)	moneys borrowed or debit balances at banks and other financial institutions;

(b)	any debenture, bond, note, loan stock or other security;

(c)	any acceptance or documentary credit;

(d)	receivables sold or discounted (otherwise than on a non-recourse basis) to the extent only that any claim has been made against the Borrower with respect to such receivables;

(e)	the acquisition cost of any asset to the extent payable more than 360 days after the time of acquisition or possession by the party liable where the deferred payment is arranged primarily as a method of raising finance or financing the acquisition of that asset;

(f)	any lease entered into primarily as a method of raising finance or financing the acquisition of the asset leased;

(g)	the risk component of any Forex Transactions, interest swap, cap or collar arrangement or any other derivative instrument as determined in accordance with any applicable rule of practice of the Bank of Israel or otherwise as determined by the Participating Banks in accordance with customary banking practice;

(h)	any guarantee, indemnity or similar assurance against financial loss of any person; or

(i)	any amount raised under any transaction other than those listed in paragraphs (a) to (h) above, having the commercial effect of a borrowing or raising of money.

provided that in computing an amount of Financial Indebtedness:

(I)	in respect of paragraph (f) only the liability for future payments under the finance lease as determined in accordance with US GAAP shall be included; and

(II)	any item falling within paragraphs (h) and (i) shall be included only to the extent that the same is required by US GAAP to be quantified in the Accounts of the Group, or in any notes to those Accounts, were any then to be prepared.

Financing Costs	(a)	interest, fees, commissions and costs payable by the Borrower under this Agreement;

(b)	amounts ascertained as being payable by the Borrower under Section 12 (Taxes), Section 13 (Market Disruption), Section 14 (Increased Costs), Section 23 (Costs and Expenses), Section 24 (Stamp Duties) and Section 25 (Indemnities) of this Agreement; and

(c)	any Taxes payable by the Borrower in respect of the above,

but excluding Financing Principal.

Financing Principal	Principal amounts outstanding under this Agreement from time to time.

Floating Charge	The unlimited amended and restated debenture floating charge agreement pursuant to which all of the Borrower's debts and obligations to the Participating Banks and the other Finance Parties are or shall be secured in favour of the Security Trustee (on behalf of the Finance Parties).

Forex Transaction	Any foreign exchange transaction (excluding "spot" transactions i.e. transactions with a settlement period not exceeding 48 (forty eight) hours), including any future or forward transaction, in a foreign currency or in the basket of currencies, currency swap transaction, cross-currency swap transaction, currency option or other similar transaction (including any option with respect thereto and any combination in respect thereof).

Founder Shareholders	(a)	Hutchison Telecommunications International Limited, a company incorporated in the Cayman Islands;

(b)	Elbit Limited, a company incorporated in Israel with registered number 52-002750-9;

(c)	Eurocom Communications Limited, a company incorporated in Israel with registered number 51-082316-4;

(d)	Matav-Cable Systems Media Limited, a company incorporated in Israel with registered number 52-004007-2; and

(e)	Polar Communications Limited, a company incorporated in Israel with registered number 52-004442-1.

Group	The Borrower and each of its Subsidiaries.

Guarantee	The guarantee to be entered into by each Guarantor, substantially in the form of Schedule 6 (Form of Guarantee), in accordance with Section 29.2 (Guarantors).

Guarantor	Each Wholly-owned Subsidiary of the Borrower which is a Guarantor in accordance with Section 29.2 (Guarantors) at the relevant time.

Guarantor Floating Charge	(a)	Each first-ranking floating charge agreement to be entered into in favour of the Security Trustee (on behalf of the Finance Parties) by each Guarantor, substantially in the form of Schedule 8 (Form of Guarantor Floating Charge), in accordance with Section 29.2 (Guarantors); and

(b)	with respect to Partner Future Communications 2000 Ltd., the amended and restated debenture floating charge agreement.

Hedging Transactions	Any:

(a)	interest rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, interest rate option, cap transaction, floor transaction, collar transaction; or

(b)	Forex Transaction,

or other similar transactions (including any option with respect thereto and any combination in respect thereof).

IDB Performance Bond	The performance guarantee in the maximum amount of NIS, equal, in accordance with the Representative Rate known on the date of actual payment, to US $10,000,000 (ten million United States Dollars) issued or to be issued by IDB in favour of the Ministry, at the request of the Borrower.

IDB Performance Bond Counter Indemnity	An agreement entered into or to be entered into between IDB and the Borrower, pursuant to which the Borrower undertakes to indemnify IDB in respect of any amounts payable by IDB, under or in connection with the IDB Performance Bond.

Index	The consumer price index (also know as the cost of living index), including fruit and vegetables, published by the Central Bureau of Statistics in Israel including the same index even if published by any other official body or institution.

Initial Availability Period	The period from the Commencement Date to and including the first anniversary of the date of this Agreement.

Intercreditor Agreement	The agreement dated on or about the date hereof between the Lenders and UMB.

Interest Due Date	The last day of any Interest Period.

Interest Period	As determined in accordance with Section 9 (Interest & Interest Periods).

Lenders	BH, BLL, IDB, their successors and assigns and any other transferee in accordance with Section 29.4 (Transfers by the Participating Banks), and, unless the context otherwise requires, with respect to IDB, references to Lenders shall be deemed to include Israel Discount Bank Ltd., in its capacity as the counterparty to the IDB Performance Bond Counter Indemnity.

Lending Rate	The rate of interest prior to the addition of a margin, which shall be determined by each Participating Bank for its customers for the purpose of granting credits (whether they bear interest at a fixed or variable rate), in the same amount, type and with the same duration as the Advance requested, on the date of determining the interest rate for the requested Advance (the "Determining Date"). In the case of Advances bearing interest at a variable rate, the rate of interest shall be stated as a fixed percentage above or below any base rate of interest which varies over the period of such Advance (e.g. "Prime -" or "Libor +"), the rate of such fixed addition or deduction being determined on the Determining Date in accordance with the above principles and shall not vary during the period of suchAdvance. For example: if the margin is 1% p.a. and on the Determining Date a Participating Bank's Lending Rate is LIBOR + 0.5% p.a., then the interest rate for the entire period of the Advance shall be LIBOR (as such rate varies from time to time) + 1.5% p.a., in effect from time to time.

Licence	The licence dated 7 April, 1998 (and terminating on 1 February 2022) granted to the Borrower by the Ministry for providing mobile radio telephone services using the cellular method, as has been, and in the future may be, amended from time to time.

Linkage Date	The later of the day upon which any payment on account of principal and/or interest or any other amount due to be paid in NIS, is expressed to be payable in accordance with the terms of this Agreement or is actually paid hereunder.

Linkage Differentials	Any amount to be added to the principal of, or interest in respect of, any Advance denominated in NIS as a result of any increase in the Index.

Majority Lenders	The Facility Agent and the Co-ordinating Agent.

Margin	The margin to be added to the Lending Rate, as agreed between the Participating Banks and the Borrower, and set out in the Margin Letter.

Margin Letter	The letter dated on or prior to the date of this Agreement entered into between the Borrower and the Participating Banks, specifying the Margin and Breach Margin to be added to each Participating Bank's Lending Rate for the purposes of determining the interest rate applicable to the Facilities under this Agreement.

Material Adverse Effect	Any effect which is or is likely to be materially adverse to:

(a)	the ability of any Obligor to perform its obligations in any material respect under any of the Finance Documents to which it is a party; or

(b)	the business or financial condition of the Group taken as a whole.

Material Licence	The Licence and each other licence issued by the Ministry to the Borrower that is material to the business of the Borrower.

Material Subsidiary	Any Subsidiary of the Borrower in which investments made by the Borrower constitute more than 5% of the consolidated assets of the Borrower.

Ministry	The Ministry of Communications of the Israeli Government.

Net Proceeds	The aggregate value of consideration received by any Obligor or Obligors in respect of a sale, transfer, loan or other disposal of assets (including shares in other Group members) from an Obligor to any third party which is not an Obligor after deduction of:

(a)	all amounts paid or provided for or on account of Taxes applicable to, or to any gain resulting from, the disposal or the discharge of any liability secured on the relevant assets; and

(b)	all costs, fees and expenses properly incurred by continuing members of the Group in arranging and effecting that disposal.

New Index	The last known Index on the relevant Linkage Date.

NIS	New Israeli shekels, being the lawful currency of the State of Israel or any successor currency.

NIS Equivalent	The NIS equivalent of a US Dollar amount, calculated on the basis of the Representative Rate last published at such time.

Obligor	The Borrower or a Guarantor.

Option	The Borrower's right to request a reduction in the aggregate Facility A Commitment as set forth in Section 2.4 (The Option) of this Agreement.

Original Index	In respect of any Advance and all interest thereon, the last known Index on the Drawdown Date of such Advance.

Original Dollar Amount	(a)	For an Advance denominated in U.S. Dollars, its amount; or

(b)	For an Advance denominated in NIS, the equivalent in U.S. Dollars calculated on the basis of the Representative Rate published on the last business day prior to the Drawdown Date for that Advance.

Participating Banks	The Lenders and UMB.

Party	A party to this Agreement.

Permitted Financial Indebtedness	As defined in Section 20.5(b) (Financial Indebtedness) below.

Permitted Security Interests	As defined in Section 20.4(c) (Security and Negative Pledge) below.

Permitted Investments	As defined in Section 20.14(b) (Investments) below.

Potential Default	Any event, act or condition which, with the lapse of any time period specified in Section 21 (Default) with respect to such event, would constitute an Event of Default.

Quarter	Each period commencing on 1st January, 1st April, 1st July and 1st October and ending on the next following 31st March, 30th June, 30th September and 31st December, respectively.

Ratio Period	Each period of 6 (six) calendar months ending on June 30, and December 31, during the period of this Agreement.

Relevant Percentage	With respect to each Lender, the percentage of the aggregate of the Facility A Commitment and the Facility B Commitment that, subject to Section 5.4(b) (Lenders obligations to fund Advances) and Section 5.5(a) (Relevant Percentages), each Lender is obliged to commit to Facility A and Facility B respectively, as set forth in Schedule 1 (Relevant Percentages) against the name of each Lender.

Repayment Date	The date specified by the Borrower in each Request, in accordance with Section 5.2(f) (Requests and Advances) below, being the date by which the Borrower shall, subject to the terms of this Agreement, repay the relevant Advance in full.

Representative Rate	With respect to US Dollars, the representative rate of exchange of NIS and US Dollars, last published by the Bank of Israel immediately prior to the relevant date of payment or calculation (as the case may be) and, if the Bank of Israel shall cease to publish a representative rate, then any other rate of exchange of the NIS and US Dollars, officially published which comes in place of such representative rate, last published immediately prior to the relevant date of payment or calculation (as the case may be) and in the absence of any such official rate, then the average of the selling and buying rates of exchange of US Dollars, for NIS (for cheques and remittances) prevailing at the Facility Agent at the end of the last Business Day prior to the relevant date of payment or calculation (as the case may be).

Request	A request for the making of an Advance (other than a UMB Advance) in accordance with Section 5.2 (Requests and Advances) substantially in the form of Schedule 5 (Form of Request).

Security Documents	Each of the following:

(a)	Floating Charge;

(b)	Guarantor Floating Charge

(c)	Subsidiary Share Pledge; and

(d)	any other document or instrument evidencing, creating, perfecting or continuing the perfection of any Security Interest over any asset of the Borrower or a Subsidiary of the Borrower, entered into in accordance with this Agreement.

Security Interest	Any mortgage, pledge, lien, charge, assignment, hypothecation or security interest or any other agreement or arrangement having the effect of conferring security.

Subsidiary	A subsidiary of a company or corporation means any company or corporation:

(a)	which is controlled, directly or indirectly, by the first-mentioned company or corporation;

(b)	at least half the issued share capital of which is beneficially owned, directly or indirectly, by the first-mentioned company or corporation; or

(c)	which is a subsidiary of another subsidiary of the first-mentioned company or corporation and, for these purposes, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

Subsidiary Share Pledge	(a)	Each first-ranking share pledge agreement substantially in the form of Schedule 7 (Form of Subsidiary Share Pledge), in favour of the Security Trustee (on behalf of the Finance Parties), in accordance with Section 20.14 (Investments) or Section 29.2 (Guarantors); and

(b)	with respect to the Borrower’s shares held in Partner Future Communications 2000 Ltd., the amended and restated first ranking share pledge agreement.

Tax	All present and future income, value added and other taxes, levies, imposts, deductions, charges and withholdings in the nature of taxes whatsoever together with interest thereon and penalties with respect thereto, if any, and any payments made on or in respect thereof.

Total Assets	The total assets of the Borrower from time to time, as appearing in the Accounts.

Total Commitment	With respect to each Lender, the aggregate amount of its Facility A Commitment and its Facility B Commitment.

Total Debt	The aggregate of the amounts referred to in paragraphs (a), (b), (d), (e) and (i) of the definition of Financial Indebtedness, from time to time.

Total Outstandings	The aggregate of:

(i)	the Facility A Outstandings;

(i)	the Facility B Outstandings; and

(ii)	the UMB Outstandings,

from time to time.

UMB Advance	The Advance deemed to have been made by UMB on the Commencement Date in accordance with Section 5.3 (Deemed Advances) in the amount of the UMB Outstandings on that date.

UMB Discharge Date	The date on which all amounts outstanding under the UMB Facility have been fully and irrevocably paid or discharged.

UMB Facility	The loan facility granted to the Borrower by UMB pursuant to the Existing Facility Agreement.

UMB Outstandings	The amount outstanding of the UMB Advance, from time to time.

UMB Repayment Schedule	The repayment schedule for all UMB Outstandings, as set out in Schedule 2, Part III (UMB Repayment Schedule) of this Agreement.

US GAAP	Generally accepted accounting principles in the United States of America.

Wholly-owned Subsidiary	A (directly or indirectly) wholly-owned Subsidiary of the Borrower.

1.2	Accounts

(a)	All accounting expressions which are not otherwise defined herein shall be construed in accordance with US GAAP.

(b)	Each of the accounting terms used in this Agreement for any Ratio Period, shall be determined from the Accounts of the Borrower for the period of 6 (six) months ending on the last day of such Ratio Period and delivered pursuant to this Agreement (adjusted to the extent necessary to determine compliance with Section 19 (Financial Covenants)), or if not included in the Accounts, shall be determined from a certificate signed by the Auditors delivered to the Facility Agent together with the Accounts.

(c)	All of the accounting terms herein shall be expressed in NIS (and if stated in another currency, the NIS Equivalent) unless the context otherwise requires.

1.3	Interpretation

In this Agreement, unless the contrary intention appears, a reference to:

(a)	“amendment” includes a supplement, notation or re-enactment and “amended” is to be construed accordingly;

“assets”includes every kind of property, asset, interest, revenue or right of every description, including any present, future or contingent right to any revenues;

“control”means the power to direct the management and policies of an entity, whether through the ownership of voting capital, by contract or otherwise;

a “month” is a reference to a period starting on one day in a calendar month and ending on the day before the numerically corresponding day in the next calendar month, provided that:

(i)	if such period started on the last Business Day in a calendar month, or if there is no such numerically corresponding day, such period shall end on the last Business Day in the relevant calendar month; and

(ii)	if such numerically corresponding day is not a Business Day, such period shall end on the next following Business Day in the same calendar month or if there is no such Business Day, such period shall end on the preceding Business Day;

(and “monthly” shall be construed accordingly);

a “person” includes any person, firm, company, corporation, partnership, association, government, state, Agency or other entity or one or more of them;

a “regulation” includes any regulation, rule, requirement, official directive, request or guideline (whether general or specific) and whether or not having the force of law of or issued by any authority of any kind; and

(b)	a provision of law is a reference to that provision as amended or re-enacted;

(c)	the Table of Contents to and the headings in this Agreement shall not affect the interpretation of this Agreement and all references to Sections, sub-clauses, or Schedules are to Sections and sub-clauses of, and Schedules to, this Agreement;

(d)	words and defined terms denoting the singular number include the plural and vice versa;

(e)	references to, or to a provision of, a document are references to it as amended or supplemented before or after the date of this Agreement but where this Agreement requires the prior consent of the Lender or the Borrower in connection with any such amendment or supplement, this sub-clause shall not affect such requirement;

(f)	subjectto the terms of this Agreement, any reference in this Agreement to the Lender or the Borrower shall include their respective successors and assigns;

(g)	a time of day is a reference to Tel-Aviv time; and

(h)	the Schedules form an integral part of this Agreement.

1.4	Replacement of the Existing Facility Agreement

With effect from the Commencement Date:

(a)	the Existing Facility Agreement will be replaced in its entirety by the terms and conditions set out in this Agreement, and, accordingly, the rights and obligations of the Parties under the Existing Facility Agreement will be governed by, and construed solely in accordance with this Agreement.

(b)	the Parties acknowledge that certain amounts borrowed under the Existing Facility Agreement are to be deemed repaid and simultaneously reborrowed out of Advances made pursuant to this Agreement without the incurrence by the Borrower of any fees or indemnities.

2.	THE FACILITIES

2.1	Facility A and Facility B

Subject to the terms of this Agreement, the Lenders agree to make available to the Borrower, with effect from the Commencement Date:

(a)	a multicurrency credit facility in an aggregate amount equal to the aggregate of the Facility A Commitments (“Facility A”); and

(b)	a multicurrency revolving credit facility in an aggregate amount equal to the aggregate of the Facility B Commitments (“Facility B”).

2.2	The UMB Facility

The Parties acknowledge that UMB provided the UMB Facility to the Borrower in accordance with the terms of the Existing Facility Agreement. With effect from the Commencement Date, the UMB Facility shall be governed solely by the relevant terms and conditions set forth in this Agreement. As at the date of this Agreement, the UMB Outstandings are in the amount of 109,974,008.40 NIS.

2.3	Rights and obligations of Finance Parties

Unless otherwise agreed by all the Finance Parties:

(a)	the obligations of a Finance Party under the Finance Documents are several;

(b)	failure by a Finance Party to perform its obligations does not affect the obligations of any other Party under the Finance Documents;

(c)	no Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents;

(d)	the rights of a Finance Party under the Finance Documents are separate and independent rights;

(e)	a debt arising under the Finance Documents to a Finance Party is a separate and independent debt; and

(f)	a Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

2.4	The Option

(a)	Notwithstanding Section 28 (Amendments and Waivers) of this Agreement, the Borrower may, at any time prior to 1st September, 2005, by delivery of written notice to the Facility Agent (the “Option Notice”) request a reduction in the aggregate Facility A Commitment from $425,000,000 (four hundred and twenty-five million U.S. Dollars) to $150,000,000 (one hundred and fifty million U.S. Dollars).

(b)	Upon receipt by the Facility Agent of the Option Notice, the Facility Agent shall notify the Lenders that the Borrower has exercised the Option and, subject to the payment by the Borrower to the Lenders of all accrued commitment fees on the unutilised amount of the Facility A Commitment that is being cancelled, the Facility A Commitment shall automatically be reduced and all other definitions and provisions of this Agreement that are expressed to be amended upon the exercise of the Option, shall automatically be amended at such time.

3.	PURPOSE

3.1	Purpose

The Borrower shall use all amounts borrowed under the Facilities wholly and exclusively:

(a)	first, to refinance all amounts outstanding under the Existing Facility Agreement (other than the Existing Outstanding Amounts and the UMB Outstandings);

(b)	second, for any one or more of the following purposes:

(i)	to repurchase outstanding ordinary shares of the Borrower;

(ii)	to finance the distribution of dividends (subject to terms and conditions set out in Section 20.9 (Distributions) below);

(iii)	working capital purposes; and

(iv)	in the case of Facility A only, to refinance the outstanding debentures of the Borrower.

3.2	No Duty to Monitor

Without affecting the obligations of the Borrower in any way, no Finance Party owes a duty to any person to verify or monitor the purpose for which, or the person to whom, sums so advanced are actually paid.

4.	CONDITIONS PRECEDENT

4.1	Documentary conditions precedent

The first Request may not be given until the Facility Agent (acting upon the instructions of the Majority Lenders) has notified the Borrower that it or, as the case may be, the Security Trustee, has received all of the documents and evidence set out in Schedule 3, Part I (Condition Precedent Documents) in form and substance satisfactory to it.

4.2	Further Conditions Precedent

The obligation of any Lender to make any Advance to the Borrower is subject to the further conditions precedent that both on the date of the Request and on the Drawdown Date for such Advance:

(a)	no Potential Default, Breach or Event of Default shall have occurred and be continuing or may result from the making of the requested Advance;

(b)	those representations and warranties of the Borrower hereunder which are to be repeated on the date of delivery of each Request, in accordance with Section 17.21 (Times when Representations are made) below, shall be true and correct as if each such representation and warranty was made as of the date of the requested Advance;

(c)	the requested Advance would not cause such Lender’s Facility A Commitment or Facility B Commitment, as the case may be, to be exceeded;

(d)	the requested Advance would not cause such Lender’s Total Commitment to be exceeded;

(e)	in connection with the requested Advance, such Lender shall have received a Request from the Borrower in the form of Schedule 5 (Form of Request) (together with all certificates and attachments thereto) by:

(i)	with respect to an Advance for an amount greater than US$ 20,000,000 (twenty-million US Dollars) or its NIS Equivalent, which is linked to the Index or for which the interest rate is a fixed rate, no later than three Business Days prior to the Drawdown Date for the requested Advance; and

(ii)	with respect to all other Advances, no later than one Business Day prior to the Drawdown Date for the requested Advance.

(f)	no event, condition or circumstance set forth in Section 13.1 (Market Disruption) of this Agreement shall have occurred and be continuing; and

(g)	the Borrower shall have executed all standard forms, agreements or other documents required by such Lender and consistent with such Lender’s general practice in order to provide the Advance.

4.3	Commencement Date

In the event that, due to the failure of the Borrower to satisfy the conditions and obligations set out in Sections 4.1 (Documentary conditions precedent) and 4.2 (Further conditions precedent) above, the Commencement Date does not occur on or prior to 30th June, 2005, or such other date as the Parties shall agree, then this Agreement shall automatically terminate and become null and void and of no further effect other than this Section 4.3, Section 1.1 (Definitions), Section 22.1 (Up-front Fees), Section 23.1 (Initial Costs), Section 33 (Notices) and 36 (Governing Law and Jurisdiction) which shall remain in full force and effect, and save in respect of claims for costs, damages, compensation or otherwise arising out of any breach of the terms of this Agreement.

5.	DRAWDOWN

5.1	Giving of Requests

(a)	The Borrower may borrow amounts under Facility A and Facility B by submitting a duly completed Request to one or more of the Lenders.

(b)	Unless such Lender otherwise agreed, the latest time for receipt by a Lender of a duly completed Request is 12:00 noon on the relevant day on which the Request is submitted.

(c)	Each Request is irrevocable.

(d)	No Request may be made with respect to the UMB Facility.

(e)	No Request shall be made to a Lender with respect to Existing Outstanding Amounts, which shall be deemed Advances in according with Section 5.3 (Deemed Advances).

5.2	Requests and Advances

A Request will not be regarded as having been duly completed unless:

(a)	it identifies whether the Advance is under Facility A or Facility B;

(b)	it identifies the Lender from whom the Borrower wishes to receive the Advance;

(c)	the Drawdown Date is a Business Day falling within the Availability Period, and with respect only to the first Facility A Advance to be provided by each Lender for which a Request is required, the Drawdown Date is a Business Day falling within the Initial Availability Period;

(d)	the amount of the requested Advance is:

(i)	a minimum of US$ 1,000,000 (one million US Dollars or its NIS Equivalent in accordance with Section 6 (Currency) and an integral multiple of 500,000 units of that currency, unless the amount requested is for the maximum undrawn amount available under the relevant Facility on the proposed Drawdown Date or is for an amount otherwise agreed in advance by the relevant Lender;

(ii)	in the case of a Facility A Advance, when aggregated with the Facility A Outstandings at such time, and all other requested amounts for Facility A Advances made on or about the same date, no greater than the aggregate of the Facility A Commitments;

(iii)	in the case of a Facility B Advance, when aggregated with the Facility B Outstandings at such time, no greater than the aggregate of the Facility B Commitments; and

(iv)	for a currency in accordance with Section 6.1 (Selection).

(e)	the Facility A Outstandings for each Lender do not, subject to Section 5.5 (Relevant Percentages) below, exceed or fall short of each Lender’s Relevant Percentage of the aggregate of the Facility A Outstandings;

(f)	the Repayment Date is:

(i)	with respect to Facility A, a date falling no earlier than twelve (12) months after the Drawdown Date; and

(ii)	with respect to Facility B, a date falling no later than one day prior to twelve (12) months after the Drawdown Date.

(g)	it specifies the length of each Interest Period with respect to such Advance, which, for an advance under Facility A, shall be either one (1) month or (3) months;

(h)	all conditions precedent to the making of the Advance, as set out in Sections 4.1 (Initial Conditions Precedent) and/or 4.2 (Further Conditions Precedent), as applicable, shall be fully satisfied or waived, as of the relevant Drawdown Date; and

(i)	it is a request for only one Advance.

5.3	Deemed Advances

(a)	The Existing Outstanding Amount with respect to each Lender shall be deemed to be an Advance made under Facility A on the Commencement Date, without any liability on the part of the Borrower for any breakage costs or other fees or commissions, and shall be included within the calculation of each Lender’s Facility A Commitment and Facility A Outstandings as at the date of this Agreement.

(b)	The UMB Outstandings shall be deemed to be an Advance made under the UMB Facility on the Commencement Date, without any liability on the part of the Borrower for any breakage costs or other fees or commissions.

5.4	Lenders obligations to fund Advances

(a)	Each Lender agrees to lend an amount equal to its Relevant Percentage. Subject to paragraph (b) below, no Lender will be obliged to lend more than its Relevant Percentage and each Lender shall only be obliged to lend if the conditions precedent under Section 4.2 (Conditions Precedent) have been fulfilled to the satisfaction of the relevant Lender.

(b)	Notwithstanding Section 14 (Increased Costs) and Section 15 (Illegality) below, prior to the repurchase by the Borrower of its shares as referred to in Section 20.9(b) (Distributions) below, in the event that IDB is unable to lend the full amount of its Relevant Percentage of Facility A due to guidelines or recommendations of the Bank of Israel, the amount of Facility A that cannot be provided by IDB shall be made available by BH and BLL in equal shares. In such event, the amounts of the Relevant Percentage and Total Commitment shall be amended with respect to the relevant Facility A Advances only, to reflect the above-mentioned adjustment.

5.5	Relevant Percentages

(a)	The Borrower shall ensure at all times starting 1st September, 2005, the Facility A Outstandings for each Lender do not exceed or fall short of such Lender’s Relevant Percentage of the aggregate of the Facility A Outstandings, provided that, in the event that the Facility A Outstandings for a Lender does exceed or fall short of its Relevant Percentage of the aggregate Facility A Outstandings, this shall not be deemed an Event of Default under this Agreement if the differential between the Lender’s Facility A Outstandings and its Relevant Percentage of the aggregate of Facility A Outstandings is:

(i)	not greater than US$5,000,000 (five million US Dollars) or

(ii)	results from the application of Section 5.4(b).

(b)	Without affecting the obligations of the Borrower in any way, no Lender, nor any Administrative Party, owes a duty to any person to verify or monitor the degree to which the Facility A Outstandings for each Lender exceed or fall short of such Lender’s Relevant Percentage of the aggregate of Facility A Outstandings.

5.6	Primacy of the Finance Documents

(a)	Any forms, agreements or documents with respect to the Facilities entered into by the Borrower in favour of a Participating Bank prior to the date of this Agreement, that are stated to be subject to the terms of the Existing Facility Agreement, shall be deemed to be subject to the terms of the Finance Documents.

(b)	In the event of any contradiction between the provisions of (i) any of the Finance Documents to which the Borrower is a party, and the provisions of (ii) any other forms, agreements or documents required by any of the Participating Banks to be signed by the Borrower with respect to the Facilities, the provisions of such Finance Documents shall prevail.

6.	CURRENCY

6.1	Selection

(a)	The Borrower may select the currency of an Advance in the relevant Request, which shall be

(i)	NIS; or

(ii)	US Dollars provided that the amount of principal outstanding in U.S. Dollars under the Facilities at any time shall not exceed 10% (ten percent) of the Total Commitments, unless the Lender to which the relevant Request has been submitted has agreed in advance to provide the requested amounts in US Dollars in excess of the 10% threshold.

(b)	Each part of an Advance which is to be denominated in a different currency from any other part of that Advance will be treated as a separate Advance.

6.2	Revocation of Dollar Drawdown Request

If before 9.30 a.m. on any Drawdown Date:

(a)	it is impracticable for a Lender to fund the Advance in U.S. Dollars during that Interest Period in the ordinary course of business; and/or

(b)	the use of the proposed currency might contravene any law or regulation,

the Lender shall give notice to the Borrower to that effect before 11.00 a.m. on that day. In this event the Borrower may elect that:

(i)	the drawdown will not be made; or

(ii)	the Advance shall be treated as a separate Advance denominated in NIS during the relevant Interest Period.

6.3	Drawdowns

If an Advance is to be drawn down in NIS, the Original Dollar Amount of that Advance will be determined by converting the NIS amount into US Dollars at the Representative Rate published on the last Business Day prior to the Drawdown Date.

6.4	Prepayments and repayments

Any Advance, as well as any interest payable thereon, shall be repaid or prepaid in the same currency as such Advance was made.

6.5	Facility Amount

For the purposes of calculating the amounts of Facility A Outstandings on any given date in accordance with Section 7.1(c) (Repayment of Facility A), the aggregate amount of all outstanding Advances shall be calculated on the basis of the Original Dollar Amount of each Advance.

7.	REPAYMENT AND REBORROWING

7.1	Repayment of Facility A

(a)	The Borrower shall repay each Facility A Advance in full on the Repayment Date set out for such Advance in the relevant Request.

(b)	Notwithstanding Section 5.3 (Deemed Advances) and paragraph (a) above, the Borrower shall repay the Existing Outstanding Amounts in accordance with the existing schedule of repayment agreed with each relevant Lender with respect to such outstanding amounts, as set out in the Existing Outstanding Amount Certificate.

(c)	Notwithstanding paragraphs (a) and (b) above, if on any of the dates set out in Schedule 2, Part I (if the Option has not been exercised) or, as the case may be, Part II (if the Option has been exercised) (Facility A Repayment Schedule) the aggregate amount of the Facility A Outstandings for all Lenders exceed the aggregate Facility A Commitment set out in such Schedule with respect to such date, the Borrower shall:

(i)	repay, within 5 (five) Business Days, outstanding Facility A Advances in the amount necessary such that the aggregate amount of the Facility A Outstandings for all Lenders no longer exceed the aggregate Facility A Commitment at such time; and

(ii)	provide details to each Lender as to which Facility A Advance such repayment relates.

(d)	Subject to the other terms of this Agreement, any amounts repaid under paragraphs (a) and (b) above may be re-borrowed.

(e)	Any mandatory prepayment of Facility A Advances may not be re-borrowed.

(f)	All Facility A Outstandings shall be repaid in full by the Borrower on the Final Maturity Date.

7.2	Repayment of Facility B

(a)	The Borrower shall repay each Facility B Advance in full by the Repayment Date set out for such Advance in the relevant Request.

(b)	Subject to the other terms of this Agreement, any amounts repaid under paragraph (a) above may be re-borrowed.

(c)	Any mandatory prepayment of Facility B Advances may not be re-borrowed.

(d)	Notwithstanding paragraph (a) above, all Facility B Outstandings shall be repaid in full by the Borrower on the Final Maturity Date.

7.3	Repayment of the UMB Facility

(a)	The Borrower shall repay the UMB Outstandings to UMB in accordance with the UMB Repayment Schedule.

(b)	No amounts repaid or prepaid by the Borrower to UMB with respect to the UMB Facility, may be re-borrowed.

7.4	Miscellaneous

Subject to Section 5.5 (Relevant Percentages) above, all repayments and prepayments made by the Borrower to the Lenders hereunder shall be carried out in such a manner as to preserve the Relevant Percentages of each Lender.

8.	PREPAYMENT AND CANCELLATION

8.1	Voluntary Prepayment

(a)	The Borrower may, by giving not less than 10 (ten) Business Days’ prior notice to a Participating Bank, prepay Advances granted by such Participating Bank in part or in full, subject to:

(i)	such prepayment being made on an Interest Due Date; and

(ii)	the payment of any broken funding indemnity in accordance with Section 25.2 (Broken Funding Indemnity).

(b)	A prepayment of part of a Facility A Advance must be in a minimum amount of US$ 1,000,000 (one million US Dollars) or its NIS Equivalent.

8.2	Mandatory Prepayment – Disposals

(a)	Upon the disposal by the Borrower of any fixed assets:

(i)	which are not exchanged for, or the Net Proceeds therefrom not used for the acquisition or improvement of, other fixed assets of similar function or character; and

(ii)	the Net Proceeds of which are:

(A)	in excess of US$10,000,000 (ten million US Dollars); or

(B)	when aggregated with the sale of other such fixed assets, are in excess of US$25,000,000 (twenty-five million US Dollars) per calendar year,

the Borrower shall, in accordance with Section 8.4(b) below apply such excess amount towards the prepayment of outstanding Advances (other than UMB Advances) under Facility A.

(b)	For the avoidance of doubt, the Borrower shall not dispose of fixed assets in any year in an aggregate amount in excess of US$50,000,000 (fifty million US Dollars) without the prior written consent of the Lenders.

8.3	Mandatory Prepayment – Change of control

Upon a change of control of the Borrower, the Borrower shall, in accordance with Section 8.4(b) below, prepay all or any part of the Total Outstandings in such amount as necessary in order to ensure that all of the Participating Banks comply with all applicable guidelines of the Bank of Israel.

8.4	Miscellaneous provisions

(a)	The Borrower shall ensure that all prepayments made hereunder are carried out in such a manner as to preserve the Relevant Percentage of each Lender.

(b)	Upon the occurrence of an event as described in Sections 8.2 or 8.3 above, the Borrower shall deposit all amounts required to be prepaid to each Participating Bank into a deposit account secured in favour of each Participating Bank. All such deposited amounts shall be applied by the relevant Participating Bank towards the Advance(s) to be prepaid, on the next Interest Due Date.

(c)	Any prepayments under this Agreement shall be made together with accrued but unpaid interest up to the date of prepayment and all other amounts accrued and payable hereunder (including, without limitation, pursuant to Section 25 (Indemnities) and, with regards to prepayments in NIS, Section 10 (Linkage)).

(d)	Any notice of prepayment provided by the Borrower shall be irrevocable and shall specify the date fixed for prepayment, which Advance is being prepaid, the aggregate principal amount of the Advances being prepaid and the interest thereon and the Borrower’s calculation of accrued interest and, with regards to prepayments in NIS, linkage pursuant to Section 10 (Linkage) to be paid on the prepayment date.

(e)	The provisions of this Section 8.4 (Miscellaneous Provisions) shall apply to all prepayments under this Agreement, including pursuant to Sections 14 (Increased Costs) and 15 (Illegality).

(f)	Neither the Borrower nor any third party having a right liable to be affected by the Security Interests created by the Security Documents or the realisation thereof shall have any right under Section 13(b) of the Pledges Law, 5727-1967 or any other statutory provisions in substitution therefore.

8.5	Cancellation

(a)	Any amount of the Facility A Commitment undrawn for twelve (12) consecutive months after the end of the Initial Availability Period shall automatically be cancelled.

(b)	Any amount of the Facility A Commitment undrawn at the end of the Availability Period shall automatically be cancelled at close of business in Tel-Aviv on the last day of the Availability Period.

(c)	The Borrower may, during the Initial Availability Period, by giving not less than ten (10) days’ prior notice to the Facility Agent, cancel the undrawn amount of the Facility A Commitment in full or in part, provided that the Borrower shall pay the fees set out in Section 22.2(a) (Commitment Fee), on all undrawn amounts and cancelled amounts of the Total Commitment until 1st September, 2005 on a Total Commitment of no less than US$250,000,000 (two hundred and fifty million US Dollars).

(d)	The Borrower may, after the Initial Availability Period, by giving not less than thirty (30) days’ prior notice to the Facility Agent, cancel the undrawn amount of the Facility A Commitment in full or in part.

(e)	Any amount of the Facility B Commitment may be cancelled by the Borrower, at any time, in accordance with this Section 8.5 provided that the Facility A Commitment has been reduced to zero at such time.

(f)	The conditions for any cancellation under this Agreement are:

(i)	that any cancellation of part only of the Total Commitment shall be in an integral multiple of US$5,000,000 (five million US Dollars);

(ii)	that the Borrower ensures that all cancellations made hereunder (other than under Section 14 (Increased Costs) or Section 15 (Illegality)) are, subject to Section 5.5 (Relevant Percentages), carried out in such a manner as to preserve the Relevant Percentage of each Lender.

(g)	No amount of undrawn Commitment cancelled under this Agreement may subsequently be reinstated.

(h)	The provisions of this Section 8.5 (Cancellation) shall apply to all cancellations of undrawn Commitment under this Agreement, including pursuant to Sections 14 (Increased Costs) and 15 (Illegality).

9.	INTEREST &INTEREST PERIODS

9.1	Rate of Interest

(a)	The rate of interest on each Advance for each Interest Period shall be:

(i)	the Lending Rate for such Participating Bank in effect at the Drawdown Date for such Advance, plus

(ii)	the Margin.

(b)	Interest shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and:

(i)	with respect to Advances drawn down in NIS, a year of three hundred and sixty-five (365) days; and

(ii)	with respect to Advances drawn down in US Dollars, a year of three hundred and sixty (360) days.

9.2	Due dates

The Borrower shall pay interest on each Advance in arrears on each Interest Due Date in respect of such Advance.

9.3	Breach Interest

The Borrower shall forthwith on demand by each Participating Bank, upon or following the occurrence of a Breach, pay interest on all amounts outstanding under the Facilities at the rate determined by each Participating Bank to be its Lending Rate plus the Breach Margin, from:

(a)	with respect to a Breach relating to the covenants set out in Section 19 (Financial Covenants), the first date of the Ratio Period immediately following the one in which the Breach occurred;

(b)	with respect to all other Breaches, the date of the occurrence which results in a Breach,

until such Breach is no longer subsisting, after as well as before judgment, provided that, if the Breach relates to an event or occurrence other than non-payment of any principal or interest by the Borrower, then during the first ninety (90) days of such default, the Breach Margin shall be reduced by 2% (two percent) per annum.

9.4	Interest Period Duration

(a)	Subject to the express provisions of this Agreement, the duration of each Interest Period of each Facility A Advance shall be either one (1) month or three (3) months, as specified in the relevant Request.

(b)	Each Advance has successive Interest Periods.

(c)	If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

9.5	Interest Period Commencement

The first Interest Period for each Advance shall commence on its Drawdown Date and each subsequent Interest Period relating to such Advance shall commence on the expiry of the preceding Interest Period for such Advance.

9.6	Coincidence of Interest Periods

(a)	If an Interest Period would otherwise overrun the Repayment Date for such Advance, it shall be shortened so that it ends on the Repayment Date.

(b)	If an Interest Period would otherwise overrun the Final Maturity Date, it shall be shortened so that it ends on the Final Maturity Date.

9.7	Other adjustments

The Lenders, with the agreement of the Borrower, may make such other adjustments to the duration of Interest Periods, either to accord with current market practice or to facilitate the administration of Facility A and Facility B.

10.	LINKAGE

10.1	Linkage to Index

Each Advance denominated in NIS and all interest thereon and any other amount required to paid by the Borrower in NIS hereunder shall be linked to the Index in accordance with the following:

(a)	If on any Linkage Date the New Index shall have risen in comparison to the Original Index, the Borrower shall make all payments to the relevant Participating Bank on such Linkage Date (whether in respect of the principal of the Advance, interest, or any other amount payable hereunder), duly multiplied by the New Index and divided by the Original Index.

(b)	If on any such Linkage Date, the New Index shall not have risen or shall have fallen in relation to the Original Index, the Borrower shall effect payment in full of all such amounts payable hereunder at their stated values, without any reduction.

10.2	Non-Publication of Index

(a)	If the monthly Index due to be published preceding any Linkage Date, shall not be published for any reason then, notwithstanding any other provision contained in this Section 10 (Linkage), the “New Index” with respect to any payment made on such Linkage Date, shall mean, the last Index published prior thereto, provided that such “New Index” shall serve as a provisional index until the publication of the official New Index.

(b)	If it transpires that the New Index which shall have been published late and after the aforesaid Linkage Date, shall have risen in comparison to the Index which served as a provisional basis for making the aforesaid payments, then the Borrower shall pay to each Lender, the resulting differentials within two (2) Business Days from the date of publication of the New Index, provided that if the New Index shall have fallen in relation to the Original Index, then the Original Index shall serve as the New Index for the purpose of calculating any such differentials.

11.	PAYMENTS

11.1	Place

All payments by the Borrower under this Agreement shall be made to each Finance Party at the account or office from which such Advance is made or such other account or office as each Finance Party may notify the Borrower for this purpose.

11.2	Funds

Payments under this Agreement to a Finance Party shall be made for value by no later than 12:00 noon on the due date or at such times as each Finance Party may otherwise specify to the Borrower as being customary at the time for the settlement of transactions in NIS or US Dollars, as the case may be.

11.3	Currency

All amounts payable under this Agreement shall be paid in NIS or U.S. Dollars, as indicated.

11.4	No Set-off or Counterclaim

All payments made by the Borrower under this Agreement shall be calculated without reference to any set-off or counterclaim and shall be made free and clear of and without any deduction for or on account of any set-off or counterclaim.

11.5	Non-Business Days

(a)	If a payment under this Agreement is due on a day which is not a Business Day, the due date for that payment shall instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal under this Section 11.5 (Non-Business Days) interest is payable on that principal at the rate payable on the original due date.

11.6	Partial payments

(a)	If a Participating Bank receives a payment insufficient to discharge all the amounts then due and payable by the Borrower to such Participating Bank under this Agreement, the Participating Bank shall apply that payment towards the obligations of the Borrower under this Agreement in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of such Participating Bank (or any receiver appointed pursuant to the Security Documents on the application of the Participating Bank);

(ii)	secondly, in or towards payment pro rata of any Financing Costs due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment of any Financing Principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid hereunder.

(b)	Paragraph (a) above shall override any appropriation made by the Borrower.

12.	TAXES

12.1	Gross-up

All payments by the Borrower hereunder shall be made without any deduction and free and clear of and without any deduction for or on account of any Taxes, except to the extent that the Borrower is required by law to make payment subject to any deduction or withholding of any Taxes. If any Tax or amounts in respect of Tax must be deducted, or any other deductions must be made, from any amounts payable or paid by the Borrower under the Finance Documents to which it is a party, the Borrower shall pay such additional amounts as may be necessary to ensure that the relevant Finance Party receives a net amount equal to the full amount which it would have received had payment not been made subject to Tax or other deduction.

12.2	Tax receipts

All Taxes required by law to be deducted by the Borrower from any amounts paid or payable under the Finance Documents to which it is a party shall be paid by the Borrower when due and the Borrower shall, within fifteen (15) days of the payment being made, deliver to the relevant Finance Party evidence (including all relevant tax receipts) that the payment has been duly remitted to the appropriate authority.

13.	MARKET DISRUPTION

13.1	Market Disruption

If:

(a)	there shall be no objective possibility for a Lender to finance itself in NIS or US Dollars in respect of any Advance about to be made; or

(b)	in the opinion of any Lender:

(i)	matching sources of funding for the relevant period will not be available to it in the ordinary course of business to fund an Advance; or

(ii)	the cost to it of obtaining matching sources of funding for the relevant period of such Advance would be in excess of the rate of interest for such Advance as determined in accordance with Section 9.1 (Rate of Interest);

then such Lender shall promptly notify the Borrower and each of the other Lenders that this Section 13 (Market Disruption) is in operation.

13.2	Suspension of Advances

(a)	If a notification under Section 13.1 (Market Disruption) applies to an Advance which has not been made, that Advance shall not be made. However, within 5 (five) Business Days of receipt of the notification, the Borrower and the relevant Lender shall enter into negotiations for a period of not more than thirty (30) days with a view to agreeing an alternative basis for the borrowing of that Advance. Any alternative basis agreed shall be binding on the Borrower and the relevant Lender.

(b)	In the event that only one of the Lenders shall be unable to fund any Advance, such Lender shall promptly notify the Borrower and the remaining Lenders. The remaining Lenders shall be entitled (but not obliged) to fund such Advance notwithstanding the provisions of Section 5.5(a) (Relevant Percentages) above, provided that no Lender shall be required to lend an amount in excess of its Relevant Percentage of the Total Commitment at such time.

13.3	Alternative basis for outstanding Advances

(a)	If a notification under Section 13.1 (Market Disruption) applies to an Advance which is outstanding, then on receipt of the notification, the Borrower and the relevant Lender or Lenders shall enter into negotiations for a period of not more than thirty (30) days with a view to agreeing an alternative basis for determining the rate of interest or funding or both applicable to that Advance. Any alternative basis agreed shall be, with the prior consent of all the Lenders, binding on all the Parties.

(b)	If no alternative basis is agreed (and the relevant circumstances are continuing at the end of the thirty day negotiation period), the relevant Lender shall, on or before the last day of the Interest Period to which the notification relates, certify an alternative interest rate and interest period for its Advance representing its costs of funds for the Advance plus an appropriate margin as determined by it. Each alternative rate or period so certified shall be binding on the Borrower and the relevant Lender and treated as part of this Agreement.

13.4	Review

So long as any alternative basis for the ascertaining of the interest rate or funding is in force, the Borrower and the Lenders shall from time to time, but not less than monthly, review whether or not the circumstances referred to in Section 13.1 (Market Disruption) still prevail with a view to returning to the original provisions of this Agreement. Upon any return to the normal provisions of this Agreement, the Advances shall be continued for an Interest Period expiring on the next Interest Due Date that would have applied pursuant to Section 9 (Interest & Interest Periods) if the provisions of this Section 13 (Market Disruption) had not been operating.

14.	INCREASED COSTS

14.1	Increased costs

(a)	Subject to Section 14.2 (Exceptions), the Borrower shall forthwith on demand by a Participating Bank, pay to such Participating Bank the amount of any increased cost incurred by it as a result of:

(i)	the introduction of, or any change in, or any change in the interpretation or application of, any law or banking regulation; or

(ii)	compliance with any law or banking regulation adopted or promulgated after the date of this Agreement,

(including any law or regulation relating to taxation, monetary union, or reserve asset, special deposit, cash ratio, liquidity or capital adequacy requirements or any other form of banking or monetary control). The relevant Participating Bank shall notify the other Participating Banks in the event that it receives payment by the Borrower pursuant to this Section 14.1.

(b)	Any demand made by a Participating Bank under this Section 14.1 (Increased Costs) shall be:

(i)	made on the Borrower promptly upon its becoming aware of the same; and

(ii)	contained in a certificate which shall include a computation of the relevant amount in reasonable detail.

(c)	In this Agreement “increased cost” means:

(i)	an additional cost incurred by a Participating Bank as a result of its having entered into, or performing, maintaining or funding its obligations under, any Finance Document;

(ii)	that portion of an additional cost incurred by a Participating Bank in making, funding or maintaining all or any Advances made or to be made by it under this Agreement; or

(iii)	the amount of any payment made by a Participating Bank, or the amount of any interest or other return foregone by such Participating Bank, calculated by reference to any amount received or receivable by such Participating Bank from any other Party under this Agreement.

14.2	Exceptions

Section 14.1 (Increased costs) does not apply to any increased cost:

(a)	compensated for by the operation of Section 12 (Taxes) above; or

(b)	attributable to any change in the rate of, or change in the basis of calculating, Tax on the overall net income of a Participating Bank (or the overall net income of a division or branch of the Participating Bank) imposed in the jurisdiction in which its principal office or Facility Office is situated.

15.	ILLEGALITY

If, as a result of any change in law or regulation after the date of this Agreement,:

(a)	it is or becomes unlawful or impossible for a Participating Bank to give effect to any of its obligations as contemplated by this Agreement or to fund or maintain an Advance or to exercise its rights under this Agreement; or

(b)	a Participating Bank fails to comply with Bank of Israel guidelines, directives or interpretations,

then that Participating Bank, after taking commercially reasonable steps to mitigate the impact of any of the foregoing, may notify the Borrower and the other Participating Banks accordingly; and

(i)	the Borrower shall forthwith prepay the Advances of that Participating Bank together with all accrued interest and other amounts payable by it to that Participating Bank under this Agreement; and

(ii)	in the case of a Lender, the undrawn portion of such Lender’s Facility A Commitment and Facility B Commitment will forthwith be cancelled.

16.	GUARANTEE AND INDEMNITY

The Borrower shall procure that each Guarantee provided pursuant to this Agreement is at all times valid and enforceable in accordance with its terms.

17.	REPRESENTATIONS AND WARRANTIES

17.1	Representations and warranties

The Borrower, in respect of itself and each other Obligor, makes the representations and warranties set out in this Section 17 to each of the Finance Parties.

17.2	Status

It is a company limited by shares, duly incorporated and validly existing under the laws of the jurisdiction of its incorporation, with the power and authority to own its property and assets and to carry on its business as it is now being and will be conducted.

17.3	Power and authority

It has all requisite corporate power and authority to execute and deliver the Finance Documents to which it is a party and to carry out and perform its obligations under such Finance Documents and to consummate the transactions contemplated thereby.

17.4	Legal validity

Each Finance Document to which it is party, constitutes, or when executed in accordance with its terms will constitute, its legal, valid and binding obligation enforceable in accordance with its terms, subject to the following reservations:

(a)	equitable remedies are remedies which may be granted or refused at the discretion of the court;

(b)	the limitation on enforcement as a result of laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting the rights of creditors generally; and

(c)	rules against penalties and similar principles.

17.5	Non-conflict

The entry into and the performance by it of, and the transactions contemplated by, the Finance Documents to which it is a party do not and will not conflict with:

(a)	any law or regulation or judicial or official order applicable to it, in any respect; or

(b)	its constitutional documents or any of its resolutions (having current effect); or

(c)	any document which is binding upon it in such a manner that would be reasonably likely to have a Material Adverse Effect,

nor will it result in the creation or imposition of any Security Interest on any of its assets or those of any of its Subsidiaries (other than any Security Interest created pursuant to the Security Documents).

17.6	No Default

(a)	No Potential Default, Breach or Event of Default is outstanding or will result from the execution of, or the performance of any transaction contemplated by, any Finance Document, including, but not limited to the making of any Advance.

(b)	No other event or circumstance is outstanding which constitutes (or with the giving of notice, lapse of time, determination of materiality or the fulfilment of any other applicable condition or any combination of the foregoing, will constitute) a default under any document which is binding on it in such a manner that would be reasonably likely to have a Material Adverse Effect.

17.7	Consents and Authorisations

(a)	All authorisation, exemptions and other matters required by it in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, the Finance Documents have been obtained or effected or will be obtained or effected prior to the date required by law, save for registration of charges and pledges with the Registrar of Companies and/or Registrar of Pledges which will be made promptly following the Commencement Date.

(b)	The Licence is in full force and effect.

17.8	Litigation

No litigation, arbitration or administrative proceedings are current or pending or, to its knowledge threatened, which is reasonably likely to have a Material Adverse Effect.

17.9	Information

All information provided or delivered by it to the Facility Agent or the Lenders in accordance with this Agreement, was true, correct and complete in all material respects and not misleading in any material respect as of the date that it was delivered.

17.10	Financial Statements

Its Accounts most recently delivered to the Facility Agent:

(a)	have been prepared in accordance with US GAAP, consistently applied;

(b)	have been audited by the Auditors; and

(c)	fully and fairly represent in all material respects its financial condition and state of affairs as at the date to which they were drawn up and for the periods specified therein and the results of their respective financial operations during such period, subject, in the case of half yearly and quarterly Accounts, to normal year-end adjustments, and there has been no material change in its financial condition since the date to which those financial statements were drawn up.

17.11	Status of security

Each Security Document to which it is party, confers the Security Interests it purports to confer over all of the assets referred to in it and those Security Interests:

(i)	are not subject to any prior or higher ranking or pari passu Security Interests (other than any Permitted Security Interests);

(ii)	are not void or liable to avoidance, due to the insolvency of the Borrower on the date of execution of the relevant Security Document, on liquidation or bankruptcy, composition or any other similar insolvency proceedings; and

(iii)	have been duly filed, recorded and/or registered in each office where required to create, perfect and maintain in full force and effect all Security Interests under the Security Documents.

17.12	Pari passu ranking

Its obligations under the Finance Documents to which it is a party rank and will rank at least pari passu with all its other unsecured obligations, except for obligations mandatorily preferred by law applying to companies generally.

17.13	Indebtedness

It does not have any outstanding indebtedness to any Person other than Permitted Financial Indebtedness.

17.14	Winding -up

No proceedings for its bankruptcy, winding up, insolvency, or reorganisation of or for any moratorium or scheme of arrangement or any other similar proceedings are threatened, contemplated or outstanding.

17.15	Finance Documents

The copies of the Finance Documents which it has delivered to the Facility Agent are true, correct and complete copies of those documents.

17.16	No Force Majeure

It is not aware of any continuing event of force majeure as defined in or contemplated by any of the Finance Documents to which it is a party.

17.17	Business Plan

Any factual information provided by an Obligor for the purposes of the Business Plan was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated. All forecasts and projections contained in the Business Plan are fair and were prepared on the basis of recent historical information and on the basis of reasonable assumptions. Nothing has occurred or been omitted from the Business Plan and no information has been given or withheld that results in the information contained in the Business Plan being untrue or misleading in any material respect.

17.18	Immunity

(a)	The execution by it of each Finance Document to which it is a party constitutes, and its exercise of its rights and performance of its obligations under each Finance Document will constitute, private and commercial acts done and performed for private and commercial purposes; and

(b)	It will not be entitled to claim immunity from suit, execution, attachment or other legal process in any proceedings taken in the State of Israel or any other jurisdiction in relation to any Finance Document.

17.19	Jurisdiction/governing law

Its:

(a)	irrevocable submission under Section 36 (Governing Law and Jurisdiction) to the jurisdiction of the courts of Israel;

(b)	agreement that this Agreement is governed by Israeli law; and

(c)	agreement not to claim any immunity to which it or its assets may be entitled,

are legal, valid and binding under the laws of Israel.

17.20	Accuracy of Representation

The rights and remedies of the Finance Parties in relation to any misrepresentations or breach of warranty on its part shall not be prejudiced by any investigation by or on behalf of the Finance Parties into its affairs, by the execution, delivery or performance of any other Finance Document or by any other act or thing which may be done by or on behalf of the Finance Parties or any of them in connection with any Finance Document.

17.21	Times when representations are made

(a)	All the representations and warranties set out in this Section 17 are made by the Borrower on behalf of itself and each other Obligor, on the date of this Agreement. The representations and warranties set out in this section 17 shall be deemed to be repeated on the Commencement Date and shall be deemed to be repeated on the date of delivery of each Request hereunder and on each date on which Advance is made.

(b)	All the representations and warranties in this Section 17 are deemed to be made by the Borrower on behalf of itself and each Guarantor on the day on which such Guarantor becomes (or it is proposed that it becomes) a Guarantor.

(c)	Each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made, except where any such representation or warranty is expressed to be made as of an earlier date, it shall be deemed to be repeated with reference to the facts and circumstances existing at such earlier date.

18.	INFORMATION COVENANTS

18.1	Accounts and Financial Information

The Borrower shall provide, or procure that there shall be provided to the Participating Banks:

(a)	as soon as practicable but, in any event, by no later than 120 days from the end of the relevant financial year, the audited consolidated Accounts of the Borrower for each of its financial years, including, in each case, a balance sheet, profit and loss statement, in each case setting forth comparative figures for the preceding year;

(b)	as soon as practicable but, in any event, by no later than 45 days from the end of the first half-year of each financial year, the unaudited consolidated reviewed Accounts of the Borrower for that half year;

(c)	as soon as practicable but, in any event, by no later than 45 days from the end of each of the first three Quarters, the unaudited consolidated reviewed Accounts of the Borrower, for such Quarter; and

(d)	not more than 90 (ninety) days after its preparation, a revised business plan and revised cash flow projections to the extent approved by the Board of Directors of the Borrower.

18.2	Indebtedness to Participating Banks

The Borrower shall provide to the Facility Agent, in sufficient copies for all the Participating Banks, a quarterly report detailing the indebtedness of the Borrower to each of the Participating Banks.

18.3	Compliance

The Borrower shall provide the Facility Agent, in sufficient copies for all the Participating Banks:

(a)	together with the accounts specified in Section 18.1(a) above, a compliance certificate certified by the Auditors:

(i)	setting out in reasonable detail its calculation of and establishing its compliance with the Financial Covenants set out in Section 19 (Financial Covenants) for the previous quarter or the end of the last Ratio Period, as applicable;

(ii)	confirming that the accounts have been prepared in accordance with US GAAP and Securities Law regulations; and

(iii)	stating that the Auditors did not, in the course of their audit or review, discover any breach of the Financial Covenants set out in Section 19 (Financial Covenants).

(b)	together with the accounts specified in Section 18.1 above, a certificate of the Chief Financial Officer of the Borrower setting out:

(i)	the details and total value of the Permitted Investments;

(ii)	details of all outstanding amounts owed by the Borrower to each Participating Bank under each of the Facilities (to include amounts in Requests that have been delivered to a Participating Bank but have not yet been drawn); and

(iii)	no Potential Default, Breach or Event of Default is outstanding or, if a Potential Default, Breach or Event of Default is outstanding, specifying such Potential Default, Breach or Event of Default and the steps, if any, being taken to remedy it.

18.4	Notices

The Borrower shall provide, or shall procure that there shall be provided, to the Facility Agent, in sufficient copies for all the Participating Banks:

(a)	promptly after sending such notice or report, copies of all notices, documents or reports sent by the Borrower to its shareholders generally;

(b)	promptly, all filings, documents, forms, reports and notices filed by or on behalf of the Borrower, or by any of its Shareholders with respect to the Borrower (to the extent the Borrower is aware of such Shareholders’ filing), with the US Securities and Exchange Commission, the London Stock Exchange, NASDAQ, any other stock exchange or any securities regulatory authority, from time to time;

(c)	a list of the shareholders of the Borrower holding at least 5% (five percent) of the issued share capital of the Borrower at the date of this Agreement, and an update of such list to reflect any changes to the holdings of such shareholders of which the Borrower becomes aware;

(d)	promptly upon becoming aware of them, details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against the Borrower which the Borrower believes is reasonably likely to have a Material Adverse Effect;

(e)	promptly upon becoming aware of its occurrence, notice of any Potential Default, Breach or Event of Default (and the steps, if any, being taken to remedy it);

(f)	promptly after the Borrower’s receipt thereof, a copy of any “management letter” or other similar communication received by the Borrower from the Auditors in relation to the Borrower’s financial, accounting or other systems, management or accounts;

(g)	promptly after the Borrower’s receipt thereof, a copy of any notice or communication referred to in Section 20.2(a) (Material Licences) together with copies of all other material notices between it and the Ministry;

(h)	promptly, upon being notified of the same, details of the occurrence of a change of control or details of any proposed change of control of which it is aware;

(i)	promptly, upon becoming aware, details of any change to the aggregate shareholding in the Borrower required by the Ministry to be held by the Founding Shareholders; and

(j)	promptly on request by any of the Participating Banks, a copy of any agreements and arrangements between the Shareholders (or any affiliates of the Shareholders) which may replace or amend the Shareholders Agreement, to the extent available to the Borrower.

18.5	General

The Borrower shall, promptly, on request by the Facility Agent, provide to the Facility Agent, in sufficient copies for all the Participating Banks:

(a)	a certificate, signed by two of its authorised signatories on its behalf, certifying that no Potential Default, Breach or Event of Default is outstanding or, if a Potential Default, Breach or Event of Default is outstanding, specifying the Potential Default, Breach or Event of Default and the steps, if any, being taken to remedy it; and

(b)	such other information or documents (financial or otherwise) as the Facility Agent may request.

18.6	Form of Information

All financial statements, reports and projections required shall be prepared in accordance with US GAAP, to the extent applicable, and shall fairly and accurately represent in all material respects the financial condition of the Borrower.

18.7	Audit and Accounting Dates

The Borrower will ensure that:

(a)	the annual Accounts to be delivered to the Facility Agent and the Participating Banks pursuant to Section 18.1 above are audited by the Auditors;

(b)	each Obligor shall at all times have duly appointed auditors; and

(c)	it will not, and no Obligor will, change its financial year end without the prior written consent of the Facility Agent other than (in the case of any other Obligor) to conform its financial year end to that of the Borrower.

19.	FINANCIAL COVENANTS

19.1	Financial Covenants

(a)	The Borrower shall comply with the following financial ratios:

(i)	(A) until 31st December, 2006, Equity to Total Assets shall at all times be no less than 5% (five percent);

(B)	thereafter, Equity to Total Assets shall be at all times no less than 10% (ten percent);

(ii)	Total Debt to EBITDA less Capital Expenditure shall not exceed 4.25:1; and

(iii)	Total Debt to EBITDA shall not exceed 2.5:1.

(b)	With respect to paragraphs (a)(ii) and (a)(iii) above, EBITDA and Capital Expenditure shall be examined on an annualised basis, at the end of each Ratio Period.

19.2	Interpretation

(a)	Except as provided to the contrary in this Agreement, a calculation made or an accounting term used in this Section is to be made or construed in accordance with the principles applied in connection with the financial statements prepared in accordance with Section 18 (Information Covenants) above.

(b)	No item must be credited or deducted more than once in any calculation under this Section 19.

20.	GENERAL COVENANTS

20.1	Covenants and Undertakings

Unless indicated otherwise, the Borrower hereby makes the covenants and undertakings set out in this Section 20 to each Finance Party.

20.2	Material Licences

(a)	It will notify each of the Participating Banks promptly upon the occurrence of any material breach of a Material Licence or upon the receipt of any notice or communication between the Ministry and it or any other member of the Group in connection with a Material Licence which either:

(i)	claims a material breach of a Material Licence;

(ii)	could reasonably be expected to give rise to a revocation, termination, materially adverse amendment, suspension or withdrawal of a Material Licence; or

(iii)	otherwise may be likely to have a Material Adverse Effect.

(b)	It will do all such things (at its own expense) as reasonably requested by the Facility Agent if the Facility Agent reasonably believes a Material Licence to be in danger of revocation, termination, materially adverse amendment, suspension or withdrawal, to mitigate the revocation, termination, materially adverse amendment, suspension or withdrawal of such Material Licence.

(c)	It will do all such things and take such steps as are necessary to ensure each Material Licence remains in full force and effect; and

(d)	It will deliver to the Facility Agent in sufficient copies for each Finance Party any notice or communications referred to in paragraph (a) above together with copies of all other material notices between it and the Ministry.

20.3	Pari passu ranking

Each Obligor undertakes that its obligations under the Finance Documents to which it is a party do and will rank at least pari passu with all its other present and future unsecured obligations, except for obligations mandatorily preferred by law applying to companies generally.

20.4	Security and Negative pledge

(a)	It shall ensure that:

(i)	on or prior to the Commencement Date, the Floating Charge entered into by the Borrower is in effect and enforceable and has been duly registered at the Israeli Registrar of Companies; and

(ii)	promptly after any other Security Document is required, such Security Document is in effect and enforceable and has been duly registered at the Israeli Registrar of Companies and/or Registrar of Pledges, as the case may be.

(b)	No Obligor will, without the prior consent of Majority Lenders or, if required in accordance with Section 28.2(a), all of the Participating Banks, create or permit to subsist any Security Interest on any of its present or future assets other than as set out in paragraph (c) below.

(c)	The following Security Interests (the “PermittedSecurityInterests”) may be created or permitted to subsist by the Borrower:

(i)	any Security Interest arising under the Security Documents, which for the avoidance of doubt, shall include security over the IDB Performance Guarantee Bond;

(ii)	any Security Interest over assets of the Borrower arising solely by operation of law;

(iii)	any Security Interest over goods and documents of title to goods arising in the ordinary course of letter of credit transactions entered into in the ordinary course of trade and not prohibited under the Finance Documents;

(iv)	any Security Interest existing at the time of acquisition on or over any asset acquired by it in the ordinary course of business on arm’s length terms, where such Security Interest was not created in contemplation of, or in connection with, the acquisition;

(v)	any Security Interest constituting operating leases or hire purchase arrangements affecting assets of any Obligor as permitted by the Finance Documents;

(vi)	any Security Interest arising in relation to the netting of bank account balances;

(vii)	any Security Interest arising by way of any retention of title of goods supplied where such retention is agreed in the ordinary course of its business; and

(viii)	any Security Interest created (other than by way of floating charge) in favour of a third party, over specific assets or rights of the Borrower other than pursuant to paragraphs (i) to (vii) above, securing obligations of no greater than US$10,000,000 (ten million US Dollars) in aggregate (or its NIS Equivalent or equivalent in other currencies).

20.5	Financial Indebtedness

(a)	The Borrower shall not, and shall procure that no Obligor shall incur any Financial Indebtedness other than as set out in paragraph (b) below.

(b)	The following Financial Indebtedness (the “Permitted Financial Indebtedness”) may be incurred by the Borrower:

(i)	any Financial Indebtedness incurred under the Finance Documents;

(ii)	any Financial Indebtedness incurred in the ordinary course of business to suppliers, consultants or employees of the Borrower;

(iii)	the securitisation of receivables in accordance with Section 20.22 (Discounting of Receivables) below;

(iv)	any Financial Indebtedness arising pursuant to Hedging Transactions permitted under this Agreement;

(v)	any Financial Indebtedness arising pursuant to the IDB Performance Bond Counter Indemnity;

(vi)	debt issued by the Borrower(àâ”ç) (the “Issued Debt”)that satisfies each of the following conditions:

(A)	unless the Option has been exercised:

(1)	the maturity date of such Issued Debt shall not be before the earlier of the seventh anniversary of the issuance of the Issued Debt and the seventh anniversary of the Commencement Date;

(2)	no payments on account of principal of the Issued Debt shall be payable prior to the fourth anniversary of the Commencement Date; and

(3)	to the extent that repayments on account of the Issued Debt during the fifth and sixth year after the Commencement Date shall exceed US$ 60,000,000 (sixty million US Dollars) in either of such years (the “Excess Amount”) then the Facility A Commitment shall be reduced by one quarter of the Excess Amount on each of the first four anniversaries of the Commencement Date and the amounts set out in Schedule 2, Part I (Facility A Repayment Schedule) shall be adjusted accordingly;

(B)	if the Option has been exercised:

(1)	the maturity date of such Issued Debt shall not be before 1st September, 2009; and

(2)	to the extent that repayments of principal on account of the Issued Debt shall exceed NIS 250,000,000 (two hundred and fifty million New Israeli Shekels) (linked to the Index) at any time prior to 1st September, 2009 (the “Excess Amount”) then the Facility A Commitment shall be reduced by an amount equal to the Excess Amount and the amounts set out in Schedule 2, Part II (Facility A Repayment Schedule) shall be adjusted accordingly;

(C)	in all cases, whether or not the Option has been exercised:

(1)	the issue price for the Issued Debt shall not be higher than 105% (one hundred and five percent) of the face value of such Issued Debt;

(2)	the financial covenants with respect to the Issued Debt shall be no more burdensome on the Borrower than the financial covenants set out in Section 19 (Financial Covenants); and

(3)	no Potential Default, Breach or Event of Default is outstanding or might result from the issuance of the Issued Debt;

(vii)	Financial Indebtedness permitted under Section 20.26 (Operating Leases);

(viii)	amounts of up to an aggregate of US$100,000,000 (one hundred million US Dollars) owed to the Participating Banks, to be secured by the Floating Charge. For the avoidance of doubt, all outstanding liabilities of the Borrower towards the Participating Banks in respect of guarantees and Hedging Transactions as at the date of this Agreement, shall be deemed amounts owed to the Participating Banks on account of the aggregate US$ 100,000,000 referred to in this paragraph; and

(ix)	Financial Indebtedness incurred pursuant to any loans or guarantees given to, or for the benefit of the Borrower by another Obligor.

20.6	Mergers and acquisitions

No Obligor will, without the prior consent of Majority Lenders, enter into any amalgamation, demerger, merger or reconstruction, unless:

(a)	prior to such amalgamation, demerger, merger or reconstruction, the Chief Financial Officer of the Borrower has certified in writing to the Facility Agent that the financial ratios set out in Section 20.9(a) (Distributions) will be satisfied immediately following the relevant amalgamation, demerger, merger or reconstruction; and

(b)	no floating charge exists in favour of a third party over the assets of the entity with which such Obligor intends to merge.

20.7	Compliance with laws and payment of taxes

(a)	The Borrower shall, and shall procure that each Obligor shall, comply in all material respects, with all laws and regulations applicable to it.

(b)	The Borrower shall, and shall procure that each Obligor shall:

(i)	file all tax and informational returns that are required to be filed by it in any jurisdiction; and

(ii)	pay all its taxes when due, except to the extent the taxes are contested in good faith and by appropriate means, and a reserve reasonably regarded as adequate has been set aside for payment of those taxes.

20.8	Access

At any time whilst a Potential Default, Breach or Event of Default is continuing, or the Facility Agent reasonably believes a Potential Default, Breach or Event of Default may be in existence:

(a)	the Borrower shall ensure, as far as it is able, that at reasonable times, on reasonable prior notice by the Facility Agent (acting upon the instructions of the Majority Lenders), any professional adviser to the Facility Agent or representative of the Facility Agent or any other Administrative Party be afforded access to, and be permitted to inspect or observe, all or any part of its business subject to any reasonable confidentiality undertaking required by it; and

(b)	the Borrower shall permit any professional adviser to the Facility Agent or representative of the Facility Agent or the Administrative Parties, at reasonable times and on reasonable prior notice by the Facility Agent, to have access to books, records, accounts, documents, computer programmes, data or other information in the possession of or available to it subject to any reasonable confidentiality undertaking required by it and to take such copies as may be considered appropriate by such representative or professional adviser acting reasonably.

20.9	Distributions

(a)	The Borrower shall not, without the prior consent of Majority Lenders, authorise, declare or make any distribution (“Chaluka”, as defined in the Companies Law 1999) or make any payment of capital to its shareholders (a “Distribution”), unless, in the case of the Borrower only, if immediately after payment of such Distribution (a “Permitted Distribution”), the financial ratios set out in Section 19.1(a) are as follows:

(i)	Equity to Total Assets shall be no less than 20% (twenty percent);

(ii)	Total Debt to EBITDA less Capital Expenditure shall not exceed 3.25:1; and

(iii)	Total Debt to EBITDA shall not exceed 2:1.

Prior to the payment of any Permitted Distribution, the Chief Financial Officer of the Borrower shall certify in writing that the financial ratios set out in paragraph (a) above will be satisfied immediately following the proposed Permitted Distribution.

(b)	Notwithstanding the foregoing, the Borrower may make a one-time dividend or repurchase of its shares prior to 27th June, 2005, in which case the Chief Financial Officer of the Borrower shall certify in writing that the financial ratios set out in Section 19.1(a) will be satisfied immediately following such Distribution.

(c)	Notwithstanding the provisions of this Section 20.9, the Borrower shall not be entitled to make any Distribution at a time when the Majority Lenders have waived a Potential Default, Breach or Event of Default by the Borrower in connection with its compliance with Section 19 (Financial Covenants).

20.10	Shareholdings

The aggregate shareholdings of the Founder Shareholders shall not fall below the level required by the Ministry from time to time.

20.11	Insurances

(a)	The Borrower shall, on behalf of itself and each Obligor, maintain insurance with financially sound and reputable insurers with respect to its assets of an insurable nature against such risks and in such amounts as are normally maintained by persons carrying on the same or a similar class of business and as may be required by the terms of any applicable law or any contract binding on it (including for the avoidance of doubt, the Licence).

(b)	The Borrower shall ensure that, in respect of each policy of insurance taken out by or on behalf of the Borrower and each Obligor pursuant to this Section 20.11:

(i)	a clause is endorsed upon such policy that the policy shall not be invalidated as regards the respective rights and interests of the Security Trustee and the Finance Parties and that the insurance company will not seek to avoid liability under the relevant policy due to any breach of the insuring conditions or any other act or omission unknown to or beyond the control of the Security Trustee including without limitation, any inadvertent misrepresentation, misdescription, or non-disclosure of any material fact;

(ii)	a clause is endorsed upon such policy by the insurer to notify the Security Trustee:

(A)	of any material alteration to the insurance policy at least 30 days before such alteration is due to take effect;

(B)	promptly upon its becoming aware, of any act or omission or of any event of which the insurer has knowledge and which he or it considers might invalidate or render unenforceable in whole or in part the insurance policies; and

(C)	promptly, of any default in the payment of premium or the non renewal or expiry of the insurance policies and to extend or continue the insurance policies at the request and expense of the Security Trustee. However, the insurer shall not be obligated to continue the insurance for a period exceeding 90 days from the date on which the Security Trustee is notified of such payment default;

(iii)	a clause is endorsed upon such policy to the effect that the relevant insurance company waives all rights of contribution arising against any other insurance effected by the Facility Agent, Finance Parties or the Security Trustee (or any of them) and the insurance company agrees to waive any rights of subrogation arising in respect of the rights of the Facility Agent, Finance Parties or the Security Trustee (or any of them) under the Agreement; and

(iv)	a clause is endorsed upon such policy to the effect that no reduction in sums insured, limits or cover or increase in excess or deductible under such policy shall take effect unless at least 30 days’ prior written notice has been given to the Security Trustee, subject to each of such clauses, undertakings and provisions being viable commercially in the Israeli and international insurance market.

(c)	The Borrower shall ensure that all of the property insurance policies required to be taken out and maintained by it pursuant to this Section 20.11 shall contain loss payee provisions, such that in respect of any claim, the payment thereof shall be made to the Borrower, unless the insurance company has received prior instructions from the Security Trustee that such payment shall be made directly to the Security Trustee or as it may direct following the occurrence of a Breach.

(d)	Save in the circumstances referred to in paragraph (e) below, all moneys received or receivable under any insurances in respect of property or assets damaged or destroyed shall promptly (subject to the rights and claims of any person having prior rights thereto) be applied, at the option of the Borrower (or as the case may be, on and after the occurrence of any Breach and for so long as such event is continuing, at the option of the Security Trustee) either in repairing, replacing, restoring or rebuilding the property or assets damaged or destroyed or in payment of amounts due under the Finance Documents.

(e)	All moneys received or receivable under any insurances in respect of property or assets damaged or destroyed whilst a Potential Default (but not an Event of Default) has occurred and is continuing shall be placed to the credit of a blocked account subject to an encumbrance in favour of the Security Trustee until the Potential Default ceases to exist or is waived or the relevant Potential Default becomes an Event of Default.

(f)	The Borrower shall:

(i)	promptly notify the Facility Agent of any insurance claim where the amount of such claim exceeds US $10,000,000 (ten million United States Dollars), or when aggregated with all other insurance claims in the same calendar year, US $25,000,000 (twenty-five million five hundred thousand United States Dollars) (or its equivalent, on the date on which the claim is made, in the currency in which such claim is made);

(ii)	take all action reasonably within its power to procure that nothing is done or offered to be done whereby any of the insurances taken out hereunder may be rendered void, voidable, unenforceable, suspended or impaired in whole or in part or to otherwise render any sum paid out under any such policy repayable in whole or in part.

20.12	Conduct of business

The Borrower shall, and shall procure that each Obligor shall:

(a)	in all material respects conduct its business in a reasonable and prudent manner in accordance with all applicable laws and regulations and the terms of the Finance Documents; and

(b)	meet all of its material obligations as they fall due; and

(c)	promptly perform its material obligations, and enforce its material rights under each agreement to which it is a party, to the extent that failure to do so would have a Material Adverse Effect.

20.13	Use of Proceeds

The Borrower shall apply the proceeds of the Advances wholly and exclusively for the purposes set out in Section 3 (Purpose).

20.14	Investments

(a)	No Obligor will, without the prior consent of the Majority Lenders, invest in the share capital of any corporate body or other entity or purchase or acquire any shares, obligations or securities of, or any interest in or make any capital contribution to any Person or make any other investments, other than as set out in paragraph (b) below.

(b)	The following investments (the “Permitted Investments”) may be made by the Borrower:

(i)	investments in the field of installation, construction, maintenance and operation of wireless networks in Israel and any other related business activities which may assist or contribute to the activities of the Borrower, or cause the operations of the Borrower to be more efficient; and/or

(ii)	investments in Israel (including investments in, or guarantees on behalf of, Subsidiaries of the Borrower) in an amount of up to US$ 40,000,000 (forty million US Dollars) per annum, unless at such time the financial ratio set out in Section 19.1(a)(ii) (Financial Covenants) is no greater than 3.75:1, in which case such Permitted Investment may be up to US$ 60,000,000 (sixty million US Dollars) per annum, provided that:

(A)	if any such investment is in a Wholly-owned Subsidiary, such Subsidiary has become a Guarantor in accordance with Section 29.2 (Guarantors) below; and

(B)	if any such investment is in a Subsidiary that as a result of such investment becomes a Material Subsidiary, the Borrower has created a Subsidiary Share Pledge over all of its shares in such Material Subsidiary in favour of the Security Trustee (on behalf of the Finance Parties) and registered such Security Document at the Israeli Register of Companies and/or Register of Pledges, as required.

(c)	For the purpose of the Financial Covenants set out in Section 19 (Financial Covenants), the Permitted Investments described in paragraph (b)(ii) above shall be treated as Capital Expenditure.

20.15	Consents and Authorisations

(a)	Each Obligor will obtain or cause to be obtained:

(i)	every consent, authorisation, licence or approval of, or registration with or declaration to, governmental or public bodies or authorities or courts; and

(ii)	every notarisation, filing, recording, registration or enrolment in any court or public office in Israel,

in each case required by any Obligor to authorise, or required by any Obligor in connection with, the execution, delivery, validity, enforceability or admissibility in evidence of the Finance Documents or the performance by any Obligor of its respective obligations under the Finance Documents to which it is a party.

(b)	Each Obligor will obtain or cause to be obtained every Authorisation relevant to it and ensure that:

(i)	none of the Authorisations is revoked, cancelled, suspended, withdrawn, terminated, expires and is not renewed or otherwise ceases to be in full force and effect; and

(ii)	no Authorisation is modified and no member of the Group commits any breach of the terms or conditions of any Authorisation,

which would or is reasonably likely to have a Material Adverse Effect.

20.16	Constitutional Documents

The Borrower shall not, and shall procure that no Obligor shall, amend its constitutional documents in any respect materially adverse to the interests of the Participating Banks without the prior written consent of the Facility Agent (acting on the instructions of the Majority Lenders).

20.17	Maalot Rating

The Borrower shall apply for a rating at Maalot rating agency or another comparable rating agency in Israel no less frequently than once per calendar year.

20.18	Hedging Transactions

(a)	The Borrower shall ensure it manages its interest rate and currency exchange exposure in a prudent manner.

(b)	The Borrower shall not enter into any Hedging Transaction other than:

(i)	those defined in paragraph (a) of the definition of Hedging Transaction, entered into for the purposes set out in paragraph (a) above;

(ii)	spot foreign exchange contracts entered into in the ordinary course of business; and

(iii)	Forex Transactions, currency swaps or currency options entered into for the purposes of hedging actual or projected foreign exchange exposures arising in the ordinary course of business carried on in compliance with the terms of this Agreement.

(c)	The Borrower shall not enter into any Hedging Transactions for any speculative purpose.

20.19	Sale and Leaseback

No Obligor will sell, transfer or otherwise dispose of any of its assets or any interest therein on terms whereby such asset is or may be leased to or re-acquired or acquired by any member of the Group in circumstances where the transaction is entered into primarily as a method of raising finance or of financing the acquisition of an asset.

20.20	Loans and Guarantees

No Obligor will make any loans or give any guarantee to or for the benefit of any person, other than loans or guarantees:

(i)	arising under the Finance Documents;

(ii)	arising in the ordinary course of its business;

(iii)	to, or in respect of the obligations of, another Obligor; or

(iv)	qualifying as a Permitted Investment under Section 20.14 (Investments).

20.21	Operating Leases

No Obligor will enter into any operating lease of or in respect of equipment, machinery or plant (other than any private circuits, leased lines and motor vehicles and other than any computer or information technology systems used in the ordinary course of business of any member of the Group) if the equipment, machinery or plant concerned is of such importance in the business of the Group taken as a whole that such business would be materially and adversely affected were the leases for such equipment, machinery or plant to be terminated early and the right to possession of the equipment, machinery or plant lost to the Group.

20.22	Discounting of Receivables

No Obligor will sell or otherwise dispose of any of its receivables other than the sale or securitization on arm’s length terms, of debts owing to the Group incurred in connection with the sales of handsets and other terminal equipment, provided the aggregate amount of outstanding receivables permitted to be sold or securitized shall not at any time exceed an aggregate amount equal to US $150,000,000 (one hundred and fifty million US Dollars) or its equivalent.

20.23	Duration

The undertakings in this Section 20 shall remain in force for as long as any amount is or may be outstanding under this Agreement or any Commitment is in force.

21.	DEFAULT

21.1	Events of Default

Each of the events set out in this Section 21 is an Event of Default (whether or not caused by any reason whatsoever outside the control of any or all of the Obligors or any other person), provided that the Facility Agent has delivered to the Borrower written notice that such Event of Default is declared.

21.2	Non-payment

Any Obligor does not pay, for whatever reason, on the due date, any amount payable by it under this Agreement or any other Finance Document at the place at and in the currency in which it is expressed to be payable, provided that this Section 21.2 (Non-Payment) shall not apply to any unpaid amounts which are paid in full within two Business Days of the due date for payment.

21.3	Breach of other obligations

(a)	Any Obligor does not comply with any of Sections 19 (Financial Covenants), 20.3 (Pari Passu Ranking), 20.4 (Security and Negative Pledge), 20.5 (Financial Indebtedness), 20.6 (Mergers and acquisitions), 20.9 (Distributions) or 20.14 (Investments).

(b)	The Borrower does not comply with any provision of any Finance Document (other than those referred to in Section 21.2 (Non-payment) and paragraph (a) above) and, if capable of remedy in the opinion of the Majority Lenders, such breach is not remedied within 30 days after written notice from the Facility Agent.

21.4	Misrepresentation

A representation or warranty made or repeated by any Obligor under any Finance Document to which it is a party is incorrect in any material respect when made or deemed to be made or repeated.

21.5	Cross Default

(a)	Any Financial Indebtedness of the Borrower in excess of US$ 15,000,000 (fifteen million US Dollars) is not paid when due after giving effect to any grace period applicable thereto.

(b)	Any Financial Indebtedness of the Borrower in excess of US$ 15,000,000 (fifteen million US Dollars) becomes prematurely due and payable or is placed on demand as a result of an event of default (howsoever described) under the document relating to that Financial Indebtedness.

(c)	Any Security Interest securing Financial Indebtedness in excess of US$ 15,000,000 (fifteen million US Dollars) over any asset of the Borrower or any Obligor becomes enforceable.

21.6	Insolvency

The Borrower:

(a)	commits an act of bankruptcy, is, or is deemed for the purposes of any law to be, unable to pay its debts as they fall due or to be insolvent, or admits inability to pay its debts as they fall due; or

(b)	suspends making payments on all or any class of its debts or announces an intention to do so, or a moratorium is declared in respect of any of its indebtedness.

21.7	Insolvency proceedings and appointment of receivers and managers

(a)	A resolution for the winding-up, entry into receivership or administration of the Borrower is passed at a meeting of the Borrower.

(b)	Any person presents a petition which is not withdrawn or set aside within sixty (60) days for the winding-up, bankruptcy, receivership, reorganisation or for the administration of the Borrower.

(c)	Any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, permanent or interim receiver, administrator or the like is appointed in respect of the Borrower or any material part of its assets, or an order (provisional or otherwise) for the winding-up or administration of the Borrower is made, provided that in the case of an appointment of an interim receiver or the making of a provisional order only, such appointment or order is not dismissed within sixty (60) days.

(d)	The directors of the Borrower request the appointment of a permanent or interim liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, interim or permanent receiver, administrator or the like.

21.8	Creditors’process

Any distress, execution, attachment, sequestration, or other process affecting any material asset of the Borrower, provided that in the event such process is being contested in good faith by appropriate proceedings such process shall constitute an Event of Default only sixty (60) days after its initiation if it has yet to be discharged.

21.9	Illegality

(a)	Any Finance Document is not or ceases to be a valid, binding and enforceable obligation of, or is repudiated by, the Borrower or becomes void or unenforceable.

(b)	Any authorisation required in relation to the performance, validity or enforceability of any Finance Document is revoked or amended in a manner or to an extent that has a Material Adverse Effect.

21.10	Effectiveness of security

Any Security Document entered into by an Obligor is not effective or is alleged by such Obligor to be ineffective for any reason.

21.11	Ownership of the Borrower

The aggregate shareholding of the Founder Shareholders is less than the level required by the Ministry from time to time.

21.12	Breach of a Material Licence or any Authorisation

(a)	A Material Licence or any Authorisation necessary for any Obligor to comply with its obligations under the Finance Documents to which they are a party is in whole or in any material part:

(i)	surrendered, terminated, withdrawn, suspended, cancelled or revoked or does not remain in full force and effect or otherwise expires and is not renewed prior to its expiry (in each case, without replacement by a Material Licence(s) or Authorisation, as applicable having substantially equivalent effect); or

(ii)	modified in any material respect or breached (unless such modification or breach is reasonably likely not to have a Material Adverse Effect).

(b)	Any event occurs which is reasonably likely to give rise to the revocation, termination, cancellation or suspension of a Material Licence (without replacement) in such circumstance where the Borrower is unable to demonstrate to the reasonable satisfaction of the Majority Lenders within 30 (thirty) days of such event occurring that such termination, suspension or revocation will not occur.

(c)	For the avoidance of doubt, nothing in this Agreement shall be construed as a waiver by the Finance Parties of their rights under this Section 21.12 arising from any breach of a Material Licence.

21.13	Repudiation

Any Obligor repudiates or purports to repudiate or threatens to repudiate any of the Finance Documents to which it is a party.

21.14	No Trading in Securities

In the event that with respect to any shares or other securities convertible into shares of the Borrower which are traded on a stock exchange, there is no trading in such shares or other convertible securities for a consecutive period of 10 (ten) or more days on which trading is conducted on such stock exchange.

21.15	Non-Compliance with any Securities Authority

In the event that the Borrower breaches or fails to comply with any material undertakings or obligations entered into by it, or imposed on it, in favour of any securities authority in any country or state in which share, securities or debentures of the Borrower are traded or fails to comply with any material rules, regulations or other law of any such securities authority.

21.16	Governmental Intervention

By or under the authority of the Government of Israel or any other competent Israeli authority:

(a)	all or the majority of the management of the Borrower is displaced or the authority of any Borrower in the conduct of its business is wholly or materially curtailed; or

(b)	all or a majority of the issued shares of the Borrower or the whole or any part (the book value of which is 10% (ten percent) or more of the book value of the whole) of the revenues or assets of the Borrower is seized, nationalised, expropriated or compulsorily acquired.

21.17	Cessation

The Borrower ceases, or threatens to cease, to carry on all or a substantial part of its business (save in consequence of any reorganisation, reconstruction or amalgamation permitted under this Agreement and save as may result from any disposal of assets permitted by the terms of this Agreement or where such business or part thereof is carried on by another Obligor or for any solvent liquidation, dissolution or winding-up of any member of the Group previously approved in writing by the Majority Lenders).

21.18	Material Adverse Effect

Any event or series of events occur which in the reasonable opinion of the Majority Lenders after discussion with the Borrower, is likely to have a Material Adverse Effect.

21.19	Acceleration; Other Remedies

On and at any time after the occurrence of an Event of Default (which is continuing, unremedied and unwaived) any of the Participating Banks may, subject to Section 28.2(b) (Exceptions), by notice to the Borrower:

(a)	cancel their Facility A Commitment and Facility B Commitment; and/or

(b)	demand that all or part of the Advances, together with accrued interest and all other amounts accrued under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)	demand that all or part of the Advances together with accrued interest and all other amounts accrued under the Finance Documents be payable on demand, whereupon they shall immediately become payable on demand of the Lenders; and/or

(d)	proceed to enforce or exercise any or all of the rights, remedies and powers available to it under all or any of the Finance Documents and to enforce all or any remedies thereunder in accordance with Israeli law.

21.20	Duty to monitor

No Finance Party, is obliged to monitor or enquire as to whether or not a Potential Default, Breach or Event of Default has occurred. The Finance Parties will not be deemed to have knowledge of the occurrence of a Potential Default, Breach or Event of Default.

22.	FEES

22.1	Up-front fee

The Borrower shall pay to each of the Lenders an up-front fee for arrangement of Facility A and Facility B as set out in the relevant Fee Letter.

22.2	Commitment Fee

(a)	The Borrower shall pay to each Lender:

(i)	subject to Section 8.5(c) (Cancellation), during the Initial Availability Period, a commitment fee calculated at the rate of 0.25% per annum on the undrawn portion of the Lender’s Facility A Commitment;

(ii)	thereafter until the end of the Availability Period, a commitment fee calculated at the rate of 0.5% per annum on the undrawn portion of the Lender’s Facility A Commitment, to the extent that such commitment has not been cancelled; and

(iii)	during the Availability Period, a commitment fee calculated at the rate of 0.5% per annum on the undrawn portion of the Lender’s Facility B Commitment.

(b)	The commitment fee shall accrue and be calculated in accordance with Section 26.2 (Calculations), and is payable quarterly in arrears until and on the last day of the Availability Period.

22.3	Ongoing fees

Notwithstanding Section 22.2 (Commitment Fee) above, the Borrower shall pay to each Participating Bank all commissions, fees and expenses customarily payable to such Participating Bank in connection with the regular, day-to-day, management and administration of banking transactions performed by such Participating Bank in connection with Facility A and Facility B (including, but not limited to, commissions and fees for bank transfers and cheques).

22.4	Facility Agent’s fee

The Borrower shall pay to the Facility Agent for its own account an annual agency fee as specified in the Fee Letter entered into between the Facility Agent and the Borrower on or about the date hereof, at the times and in the amounts specified in such letter.

22.5	Co-ordinating Agent’s fee

The Borrower shall pay to the Co-ordinating Agent for its own account an annual fee as specified in the Fee Letter entered into between the Co-ordinating Agent and the Borrower on or about the date hereof, at the times and in the amounts specified in such letter.

22.6	Security Trustee’s fee

The Borrower shall pay to the Security Trustee for its own account the fees specified in the Fee Letter entered into between the Security Trustee and the Borrower on or about the date hereof, at the times and in the amounts specified in such letter.

22.7	VAT

Any fee referred to in this Section 22 (Fees) is exclusive of any value added tax or any other Tax which might be chargeable in connection with that fee. If any value added tax or other Tax is so chargeable, it shall be paid by the Borrower at the same time as it pays the relevant fee.

23.	COSTS AND EXPENSES

23.1	Initial costs

The Borrower shall forthwith on demand pay the Lenders the amount of all third-party costs and expenses (including legal fees) incurred by it in connection with the review, negotiation, preparation, printing and execution of the Finance Documents and any other agreements to which the Borrower is a party in connection with the Finance Documents at the date of this Agreement, up to a maximum of US $75,000, plus value added tax and out-of-pocket disbursements.

23.2	Subsequent costs

The Borrower shall forthwith on demand pay the Lenders the amount of all third-party costs and expenses (including legal fees) incurred by them in connection with:

(a)	the review, negotiation, preparation, printing and execution of all documents in connection with the Finance Documents to which an Obligor becomes a party, other than those Finance Documents completed prior to the making of the first Advance hereunder;

(b)	any amendment, waiver, consent or suspension of rights (or any proposal for any of the foregoing) requested by or on behalf of an Obligor and relating to a Finance Document or a document referred to in any Finance Document; and

(c)	any refinancing which the Borrower may seek to enter into.

23.3	Interpretation, Implementation, Administration and Enforcement costs

The Borrower shall forthwith on demand pay to the Participating Banks the amount of all costs and reasonable out-of-pocket expenses (including legal fees) incurred by it, and evidenced by relevant invoices, in connection with:

(a)	the interpretation, implementation, administration and enforcement of, or the preservation of any rights under, any Finance Document; or

(b)	investigating any possible Potential Default, Breach or Event of Default.

24.	STAMP DUTIES

The Borrower shall pay, and forthwith on demand indemnify the Lenders against any liability it incurs in respect of, any stamp, registration and similar tax which is or becomes payable in connection with the entry into, registration, recording performance or enforcement of any Finance Document.

25.	INDEMNITIES

25.1	Currency indemnity

(a)	If the Participating Banks receive an amount in respect of the Borrower’s liability under the Finance Documents or if that liability is converted into a claim, proof, judgment or order in a currency other than the currency (the “contractual currency”) in which the amount is expressed to be payable under the relevant Finance Document:

(i)	the Borrower shall indemnify the Participating Banks as an independent obligation against any loss or liability arising out of or as a result of the conversion;

(ii)	if the amount received by the Participating Banks, when converted into the contractual currency at a market rate in the usual course of its business is less than the amount owed in the contractual currency, the Borrower shall forthwith on demand pay to the Lenders an amount in the contractual currency equal to the deficit; and

(iii)	the Borrower shall forthwith on demand pay to the Participating Banks concerned any exchange costs and taxes payable in connection with any such conversion.

(b)	The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.

25.2	Broken Funding Indemnity

(a)	If any Participating Bank receives or recovers all or any part of any Advance made by such Participating Bank otherwise than on the scheduled date of repayment of such amount, the Borrower shall pay, on demand, to such Participating Bank:

(i)	all accrued but unpaid interest up to the date of the relevant receipt or recovery; and

(ii)	the Make-Whole Amount.

(b)	For the purposes of paragraph (a) above, the “Make-Whole Amount” shall be calculated as follows:

(i)	the amount of such Advance or part thereof that is being recovered or received by a Participating Bank (including accrued interest and linkage thereon), multiplied by the original Lending Rate for that Advance, less

(ii)	the amount of such Advance or part thereof that is being recovered or received by such Participating Bank (including accrued interest and linkage thereon), multiplied by the Lending Rate of the relevant Participating Bank that would apply for a new Advance of such amount and kind and with the same duration as that remaining for the Advance or part thereof that is being recovered or received (the “Duration”), in each case multiplied by the Duration.

(c)	For the avoidance of doubt,:

(i)	the Duration is to be calculated in accordance with the principal repayment schedule; and

(ii)	the Make-Whole Amount cannot be less than zero.

25.3	Other Indemnities

(a)	The Borrower shall forthwith on demand (which shall include details of the loss or liability incurred) indemnify each Participating Bank against any loss or liability properly incurred that the Participating Bank incurs as a consequence of:

(i)	the occurrence of any Potential Default, Breach or Event of Default;

(ii)	the operation of Section 21.19 (Acceleration; Other Remedies); or

(iii)	an Advance not being made after the Borrower has delivered a Request for the Advance, or any Advance (or part thereof) not being prepaid in accordance with a notice of prepayment.

(b)	The Borrower’s liability in each case shall be limited to the cost of funds borrowed, contracted for or utilised to fund or maintain the contribution of any Participating Bank to any amount payable under any Finance Document, any amount repaid or prepaid or any or all of the Advances, but shall exclude any loss of margin, profit or other loss or expense.

26.	EVIDENCE AND CALCULATIONS

26.1	Statements and accounts

(a)	Each Finance Party shall maintain in accordance with its usual practice accounts evidencing the amounts from time to time lent by and owing to it hereunder, including:

(i)	the amount of each Advance made or arising hereunder;

(ii)	the amount of all principal, interest, linkage differentials and other amounts due from the Borrower to it hereunder; and

(iii)	the amount of any sum received or recovered by it hereunder.

(b)	Unless expressly provided to the contrary, any certification or determination by a Finance Party of a rate or amount under the Finance Documents is (as between such Finance Party and the Borrower), in the absence of manifest error, prima facie evidence of the matters to which it relates.

(c)	In any legal action or proceeding arising out of or in connection with the Finance Documents:

(i)	the entries made in the statements and accounts maintained pursuant to paragraph (a) above shall be prima facie evidence of the existence and amounts of the specified obligations of the Borrower; and

(ii)	a certificate of any Participating Bank signed by a relevant senior officer as to its Lending Rate for the purpose of determining the interest rate in respect of an Advance shall, in the absence of manifest or proven error, constitute conclusive evidence of such Lending Rate.

(d)	A certificate of a Finance Party as to: (a) the amount by which a sum payable to it hereunder is to be increased under Section 12 (Tax Gross-Up) above; or (b) the amount for the time being required to indemnify it against any such cost, payment or liability as is mentioned in Section 14 (Increased Costs) above shall, in the absence of manifest or proven error, be prima facie evidence of the existence and amounts of the specified obligations of the Borrower.

26.2	Calculations

(a)	The fees payable under Section 22.2 (Commitment Fee) shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and:

(i)	with respect to NIS amounts, a year of three hundred and sixty-five (365) days; and

(ii)	with respect to US Dollar amounts, a year of three hundred and sixty (360) days.

(b)	For the purposes of calculating the aggregate of outstanding Commitments under each of the Facilities:

(i)	with respect to the undrawn portion of the Facility A Commitment, the aggregate amount of drawn Advances shall be calculated on the basis of the Original Dollar Amount of each utilised Advance; and

(ii)	with respect to the undrawn portion of the Facility B Commitment, aggregate amount of drawn Advances shall be calculated on the basis of the Dollar Amount of each utilised Advance at such time.

27.	ADMINISTRATIVE PARTIES

27.1	Appointment and duties of the Facility Agent

(a)	Each Participating Bank irrevocably appoints the Facility Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each Participating Bank irrevocably authorises the Facility Agent on its behalf to perform the duties and to exercise the rights, powers and discretions that are specifically delegated to it under or in connection with the Finance Documents, together with any other incidental rights, powers and discretions.

(c)	The Facility Agent shall not be entitled to execute (as agent for a Participating Bank) any Finance Document, nor to bind any Participating Bank to any agreement in connection with the Finance Documents.

(d)	The Facility Agent has only those duties which are expressly specified in the Finance Documents. Those duties are solely of a mechanical and administrative nature with respect to the provision and receipt of information and notices from the Borrower.

27.2	Relationship

The relationship between the Facility Agent and each Participating Bank is that of agent and principal only. Nothing in this Agreement constitutes the Facility Agent as trustee or fiduciary for any other Party or any other person and the Facility Agent need not hold in trust any moneys paid to it for a Party or be liable to account for interest on those moneys.

27.3	Instructions to the Facility Agent

The Facility Agent is not authorised to act on behalf of a Participating Bank (without first obtaining that Participating Bank’s consent) in any legal proceedings in relation to any Finance Document.

27.4	Delegation

The Facility Agent may act under the Finance Documents through its personnel and agents.

27.5	Responsibility for documentation

None of the Administrative Parties, nor any of their officers, employees or agents is responsible to any other Party for:

(a)	the execution, genuineness, validity, enforceability or sufficiency of any Finance Document or any other document;

(b)	the collectability of amounts payable under any Finance Document; or

(c)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document .

27.6	Exoneration

(a)	Without limiting paragraph (b) below, the Administrative Parties will not be liable to any other Party for any action taken or not taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party may take any proceedings against any officer, employee or agent of an Administrative Party in respect of any claim it might have against them or any of them or in respect of any act or omission of any kind (including gross negligence or wilful misconduct) by that officer, employee or agent in relation to any Finance Document.

27.7	Information

(a)	The Facility Agent shall promptly forward to each of the Participating Banks the original or a copy of any document which is delivered to the Facility Agent by a Party in accordance with the terms of this Agreement.

(b)	Except where this Agreement specifically provides otherwise, the Facility Agent is not obliged to review or check the accuracy or completeness of any document it forwards to another Party.

(c)	Except as provided above, the Facility Agent has no duty:

(i)	either initially or on a continuing basis to provide any Participating Bank with any credit or other information concerning the Borrower, whether coming into its possession before, on or after the date of this Agreement; or

(ii)	unless specifically requested to do so by a Participating Bank in accordance with a Finance Document, to request any certificates or other documents from an Obligor.

27.8	The Administrative Parties individually

(a)	If it is also a Participating Bank, each Administrative Party has the same rights and powers under the Finance Documents as any other Participating Bank and may exercise those rights and powers as though it were not also an Administrative Party.

(b)	Each Administrative Party may:

(i)	carry on any business with an Obligor, any party to the Finance Documents or their respective related entities;

(ii)	act as agent or trustee for, or in relation to any financing involving an Obligor, any party to the Finance Documents or their respective related entities; and

(iii)	retain for its own account any profits or remuneration in connection with its activities under this Agreement or in relation to any of the foregoing.

(c)	If it is also a Participating Bank, any reference in the Finance Documents to an Administrative Party means the administrative unit of such Administrative Party specifically responsible for acting in that capacity under and in connection with this Agreement, as referred to in Section 33 (Notices).

(d)	In acting as an Administrative Party, such administrative unit shall be treated as a separate entity from its other divisions and departments. Any information acquired by an Administrative Party which, in its opinion, is acquired by it otherwise than in its capacity as an Administrative Party may be treated as confidential by such Administrative Party and will not be deemed to be information possessed by it in its capacity as such.

27.9	Indemnities

(a)	Without limiting the liability of the Obligors under the Finance Documents, each Participating Bank shall forthwith on demand indemnify each Administrative Party for that Participating Bank’s proportion of any liability or loss incurred by such Administrative Party in any way relating to or arising out of its acting as Administrative Party, except to the extent that the liability or loss arises directly from the Administrative Party’s gross negligence or wilful misconduct.

(b)	A Participating Bank’s proportion of the liability set out in paragraph (a) above will be the proportion which its Advances bears to all the Advances on the date of the demand. If, however, there are no Advances outstanding on the date of demand, then the proportion will be the proportion which its Commitment bears to the aggregate of the Outstandings and the Total Commitments.

27.10	Compliance

(a)	An Administrative Party may refrain from doing anything which might, in its opinion, constitute a breach of Israeli law or be otherwise actionable at the suit of any person, and may do anything which, in its opinion, is necessary or desirable to comply with Israeli law.

(b)	Without limiting paragraph (a) above, an Administrative Party need not disclose any information relating to the Obligors, or any of its related entities if the disclosure might, in its opinion, constitute a breach of Israeli law or any duty of secrecy or confidentiality or be otherwise actionable at the suit of any person.

27.11	Resignation of an Administrative Party

(a)	Notwithstanding its irrevocable appointment, an Administrative Party may resign by giving notice to the Participating Banks and the Borrower, in which case it may forthwith appoint one of its affiliates as successor or, failing that, the Participating Banks may appoint a successor in such capacity.

(b)	If the appointment of a successor is to be made by the Participating Banks but they have not, within thirty (30) days after notice of resignation, appointed a successor Administrative Party which accepts the appointment, the resigning Administrative Party may appoint a successor.

(c)	The resignation of an Administrative Party and the appointment of any successor will both become effective only upon the successor Administrative Party notifying all the Parties that it accepts its appointment. On giving the notification, the successor Administrative Party will succeed to the position of Facility Agent, Co-ordinating Agent or Security Trustee (as the case may be) and the term “Facility Agent”, “Co-ordinating Agent”, “Security Trustee” will mean the successor Administrative Party.

(d)	The retiring Administrative Party shall, at its own cost, make available to its successor such documents and records and provide such assistance as the successor may reasonably request for the purposes of performing its functions under this Agreement.

(e)	Upon its resignation becoming effective, this Section 27 (Administrative Parties) will continue to benefit the retiring Administrative Party in respect of any action taken or not taken by it under or in connection with the Finance Documents while it was an Administrative Party, and, subject to paragraph (d) above, it shall have no further obligations under any Finance Document.

(f)	No successor Administrative Party will be appointed which is not a banking corporation or an affiliate thereof, in each case incorporated in the State of Israel.

28.	AMENDMENTS AND WAIVERS

28.1	Procedure

(a)	Any term of the Finance Documents may be amended or waived with the prior written consent of the Borrower and the Majority Lenders. The Facility Agent may effect, on behalf of the Finance Parties, an amendment or waiver to which the Majority Lenders have agreed.

(b)	The Facility Agent shall promptly notify the other Parties of any amendment or waiver effected under paragraph (a) above, and any such amendment or waiver shall be binding on all the Parties.

(c)	An amendment which relates to the rights and/or obligations of an Administrative Party, or subjects an Administrative Party to any additional obligations hereunder may not be effected without the agreement of such Administrative Party.

28.2	Exceptions

(a)	An amendment or waiver which relates to one of the following may only be made with the consent of all the Participating Banks (other than paragraph (iii) below which may only be made with the consent of all the Lenders):

(i)	a change in the Margin or Breach Margin;

(ii)	a change in the commissions or fees set out in Section 22 (Fees);

(iii)	a change in the amount of a Lender’s Relevant Percentage;

(iv)	any change to the Total Commitments at any time or an extension of the date of payment of any amount to a Participating Bank under the Finance Documents;

(v)	the right of any Participating Bank to assign or transfer its rights or obligations under the Finance Documents;

(vi)	Section 19 (Financial Covenants), provided that the Majority Lenders shall be entitled to declare a waiver with respect a breach of Section 19 (Financial Covenants) for a period of 180 days;

(vii)	the granting of any Security Interest by an Obligor in favour of one or more, but not all of, the Participating Banks;

(viii)	a term of a Finance Document which expressly requires the consent of each Participating Bank; or

(ix)	this Section 28.

(b)	Notwithstanding anything to the contrary in this Section 28, any Participating Bank may take action independently against the Borrower in accordance with Section 21.19 (Acceleration; Other Remedies):

(i)	in the event of non-payment of any amount due and payable by the Borrower as described in Section 21.2 (Non-payment), 180 days after non-payment; and

(ii)	in the case of an Event of Default other than non-payment for which the Lenders have granted a waiver of 180 days, following the elapse of an additional 180-day period.

28.3	Waivers and Remedies Cumulative

The rights of the parties under the Finance Documents:

(a)	may be exercised as often as necessary;

(b)	are cumulative and not exclusive of their rights under the general law; and

(c)	may be waived only in writing and specifically.

Delay in exercising or non-exercise of any such right is not a waiver of that right.

29.	CHANGES TO THE PARTIES

29.1	Transfers by the Borrower

The Borrower may not assign, transfer, sell or otherwise dispose of any interest, rights or obligations under the Finance Documents, other than with the prior written consent of each of the Participating Banks.

29.2	Guarantors

(a)	The Borrower shall procure that each Subsidiary of the Borrower which at the relevant time is a Wholly-owned Subsidiary in which the Borrower has made a Permitted Investment, shall, as soon as possible after becoming a Wholly-owned Subsidiary in which the Borrower has made a Permitted Investment, become a Guarantor. Such Subsidiary shall become a Guarantor if:

(i)	the proposed Guarantor delivers to the Facility Agent, a duly completed and executed Guarantee;

(ii)	the Facility Agent has received, in sufficient copies for all of the Participating Banks, all of the documents and other evidence listed in Part II of Schedule 3 (Conditions Precedent) in relation to that Guarantor, in form and substance satisfactory to the Participating Banks;

(iii)	such proposed Guarantor has executed a Guarantor Floating Charge and registered such Security Document at the Israeli Register of Companies and/or Register of Pledges; and

(iv)	the Borrower has created a Subsidiary Share Pledge over all of its shares in such proposed Guarantor in favour of the Security Trustee (on behalf of the Finance Parties) and registered such Security Document at the Israeli Register of Companies and/or the Israeli Register of Pledges.

(b)	The Facility Agent shall promptly notify the Borrower upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 3 (Conditions Precedent).

(c)	Upon request of the Borrower, the Facility Agent shall promptly release a Guarantor from its obligations and undertakings as a Guarantor as set forth above in the event the Guarantor ceases to be a Wholly-owned Subsidiary.

29.3	Repetition of Representations

Delivery of a Guarantee constitutes confirmation by the relevant Subsidiary that all the representations and warranties in Section 17 (Representations and Warranties) are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

29.4	Transfers by the Participating Banks

(a)	A Participating Bank (the “Transferor”)may, subject to paragraph (b) below and the terms of the Licence, at any time sell, assign, novate and/or transfer, in whole or in part, directly or by way of sale of participation, or in any other way as the Participating Bank may deem fit, any part of its Total Commitment (or, as the case may be, the UMB Outstandings) and/or any of its rights and/or obligations under this Agreement (including its rights as a Finance Party under the Security Document) (the “Transfer Rights”) to:

(i)	another bank or financial institution or institutional investor (including insurance companies, pensions funds and provident funds) in Israel;

(ii)	any overseas subsidiary or branch of any of the Participating Banks; or

(iii)	any banking corporation in the United States of America,

(the “Transferee”).

(b)	A transfer, sale, novation or assignment, as set out in paragraph (a) above, shall only be valid if:

(i)	the value of the Transfer Rights is no less than US$5,000,000; and

(ii)	in the event that the Transferee is a financial institution or institutional investor that either:

(A)	holds 5% or more of the ordinary shares of any cellular operator that competes with the Borrower (a “Competitor”); or

(B)	has the ability to appoint any member of the Board of Directors of a Competitor,

such transfer, sale, novation or assignment shall be subject to the prior written consent of the Borrower (not to be unreasonably withheld or delayed).

(c)	In the event that a Transferor other than UMB sells, assigns, novates and/or transfers part only of its Total Commitments, the amount of the Transferor’s Relevant Percentage immediately prior to the transfer shall, upon the transfer, be divided pro rata between the Transferor and the Transferee.

(d)	The Borrower shall execute and do all such transfers, assignments, novations, assurances, acts and things as the Transferor may require for perfecting and completing any such assignment, transfer or novation, and releasing the Transferor from and imposing on the Transferee the Transferor’s obligations under this Agreement to the extent the same are transferred, assigned or novated. All agreements, representations and warranties made in this agreement shall survive any assignment made pursuant to this clause and shall also inure to the benefit of all Transferees.

(e)	The Transferor may disclose information with respect to the Borrower and the business activities of the Borrower, the Finance Documents and any other information which in the discretion of the Transferor should be disclosed to a potential Transferee prior to the transfer, sale, novation or assignment (the “Information”), to any potential Transferee, consultants engaged on behalf of the Transferor or Transferee and credit rating agencies (the “Recipient”), provided that:

(i)	the Transferor and the Recipient have entered into an appropriate confidentiality agreement with respect to the Information; and

(ii)	the Transferor has notified the Borrower of its disclosure of Information to the Recipient, prior to the disclosure itself.

30.	SET-OFF

Any Participating Bank may, without presentment, demand, protest or other notice of any kind to the Borrower, set off any due and payable obligation of the Borrower against any obligation (whether or not matured) owed by the Participating Bank to the Borrower (including any moneys held by the Participating Bank for the account of the Borrower), regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Participating Bank may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. If either obligation is unliquidated or unascertained, the Participating Bank may set off an amount estimated by it in good faith to be the amount of that obligation. Each Participating Bank agrees promptly to notify the Borrower after any such set-off and application made by such Participating Bank.

31.	SEVERABILITY

If a provision of any Finance Document is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:

(a)	the validity or enforceability in that jurisdiction of any other provision of the Finance Documents; or

(b)	the validity or enforceability in other jurisdictions of that or any other provision of the Finance Documents.

Where provisions of any applicable law resulting in such illegality, invalidity or unenforceability may be waived, they are hereby waived by Borrower and each Finance Party to the full extent permitted by applicable law so that the Finance Documents shall be deemed valid and binding agreements, in each case enforceable in accordance with their respective terms.

32.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

33.	NOTICES

33.1	Giving of notices

All notices or other communications under or in connection with the Finance Documents shall be given in writing and, unless otherwise stated may be made by letter or facsimile. Any such notice will be deemed to be given as follows:

(a)	if by letter, when delivered personally or on actual receipt;

(b)	if by facsimile, when received in legible form.

However, a notice given in accordance with the above but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

33.2	Addresses for notices

(a)	The address and facsimile number of the Borrower are:

Partner Communications Company Ltd. 8 Amal Street Afeq Industrial Zone Rosh Haayin 48103 Israel Facsimile: 0547 815 282 Attention: Chief Financial Officer

with a copy to:

Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co. One Azrieli Center Tel-Aviv 67021 Israel Facsimile: (03) 607 4422 Attention: Richard J. Mann, Adv.

or such other as the Borrower may notify to the Facility Agent by not less than five Business Days’ notice.

(b)	The address and facsimile number of the Participating Banks are:

Bank Hapoalim B.M.
45 Rothschild Blvd.
Tel-Aviv
ISRAEL
Attention: Shay Sasson
Facsimile: 03-567-3023

Israel Discount Bank Ltd.
27 Yehuda Halevi Street
Tel Aviv, Israel
Attention: Carol Shaked
Facsimile: 03-514-5210	Bank Leumi Le-Israel B.M.
34 Yehuda Halevi Street
Tel-Aviv
ISRAEL
Attention: Dafna Dothan
Facsimile: 03-514-9017

United Mizrahi Bank Ltd.
7 Jabotinsky Street
Ramat Gan, Israel
Attention: Ofir Morad
Fax: 03-755-9079

or such other as the Borrower may notify to the Facility Agent by not less than five Business Days’ notice.

(c)	The address and facsimile number of the Facility Agent are:

Bank Hapoalim 45 Rothschild Blvd. Tel-Aviv ISRAEL

Attention:	Shay Sasson
Facsimile:	03-567-3023

or such other as the Facility Agent may notify to the other Parties by not less than 5 Business Days’ notice.

(d)	The address and facsimile number of the Co-ordinating Agent are:

Bank Leumi Le-Israel B.M. 34 Yehuda Halevi Street Tel-Aviv ISRAEL

Attention:	Dafna Dothan
Facsimile:	03-514-9017

or such other as the Co-ordinating Agent may notify to the other Parties by not less than 5 Business Days’ notice.

(e)	The address and facsimile number of the Security Trustee are:

Bank Leumi Le-Israel B.M. 34 Yehuda Halevi Street Tel-Aviv ISRAEL
Attention:	Dafna Dothan
Facsimile:	03-514-9017

or such other as the Security Trustee may notify to the other Parties by not less than 5 Business Days’ notice.

34.	INFORMATION

Without derogating from Section 29.4(e) (Transfers by the Participating Banks) above, the Borrower hereby agrees, with respect to itself and any other Obligor, that the Finance Parties may at any time, amongst themselves, disclose to each other any information in respect of:

(a)	Requests received, Advances made and payments received from or by the Borrower, as the case may be, under the Facilities; and

(b)	any other information in respect of the business of the Borrower, the Finance Documents and obligations as the Participating Bank, disclosing the same, deems appropriate.

35.	LANGUAGE

All documents to be furnished, delivered or provided and all other communications to be given or made under or in connection with the Finance Documents shall be in Hebrew or English.

36.	GOVERNING LAW AND JURISDICTION

This Agreement is governed by and shall be construed in accordance with the laws of the State of Israel and each Party hereby irrevocably submits to the jurisdiction of the courts of Tel-Aviv-Jaffa in connection with any dispute arising out of or in connection with this Agreement.

37.	WAIVER OF IMMUNITY

Each Obligor irrevocably and unconditionally:

(a)	agrees that if a Finance Party brings proceedings against it or its assets in relation to a Finance Document, no immunity from those proceedings (including, without limitation, suit, attachment prior to judgment, other attachment, the obtaining or judgement, execution or other enforcement) will be claimed by or on behalf of itself with respect to its assets;

(b)	waives any such right of immunity which it or its assets now has or may subsequently acquire; and

(c)	consents generally in respect of any such proceedings to the giving of any relief or the issue of any process in connection with those proceedings, including, without limitation, the making, enforcement or execution against any assets whatsoever (irrespective of its use or intended use) of any order or judgment which may be made or given in those proceedings.

This space has been left intentionally blank.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SIGNATURES

BORROWER

PARTNER COMMUNICATIONS COMPANY LTD.

By: —————————————— Name: Title:

LENDERS

BANK HAPOALIM B.M.

By: —————————————— Name: Title:

BANK LEUMI LE-ISRAEL B.M.

By: —————————————— Name: Title:

ISRAEL DISCOUNT BANK LTD.

By: —————————————— Name: Title:

UMB
UNITED MIZRAHI BANK B.M.

By: —————————————— Name: Title:

FACILITY AGENT

BANK HAPOALIM B.M.

By: —————————————— Name: Title:

CO-ORDINATING AGENT

BANK LEUMI LE-ISRAEL B.M.

By: —————————————— Name: Title:

SECURITY TRUSTEE

BANK LEUMI LE-ISRAEL B.M.

By: —————————————— Name: Title:

SCHEDULE 1

LENDERS AND RELEVANT PERCENTAGES

Lender	Relevant Percentage (%)
Bank Hapoalim B.M	40.91
Bank Leumi Le-Israel B.M	40.91
Israel Discount Bank Ltd.	18.18

SCHEDULE 2

FACILITY A REPAYMENT SCHEDULE

PART I

FACILITY A REPAYMENT SCHEDULE PRIOR TO EXERCISE OF OPTION

Months after the Commencement Date	Facility A Commitment
0	$425,000,000
12	$386,750,000
15	$370,812,500
18	$354,875,000
21	$338,937,500
24	$323,000,000
27	$302,812,500
30	$282,625,000
33	$262,437,500
36	$242,250,000
39	$222,062,500
42	$201,875,000
45	$181,687,500
48	$161,500,000
51	$141,312,500
54	$121,125,000
57	$100,937,500
60	$80,750,000
63	$60,562,500
66	$40,375,000
69	$20,187,500
72	0

SCHEDULE 2

FACILITY A REPAYMENT SCHEDULE

PART II

FACILITY A REPAYMENT SCHEDULE FOLLOWING EXERCISE OF OPTION

Date	Facility A Commitment
1st September 2005	$150,000,000
1st September 2006	$150,000,000
1st September 2007	$100,000,000
1st September 2008	$50,000,000
1st September 2009	$0

SCHEDULE 2

PART III

UMB REPAYMENT SCHEDULE

UMB Outstandings based on Lending Rate of 4.3%

UMB Repayment Dates	UMB Outstandings (NIS)	Amount of principal of UMB Facility to be repaid (NIS)
31/12/2002	41,300,000.00	-
31/03/2003	41,300,000.00	-
30/06/2003	41,300,000.00	-
30/09/2003	41,300,000.00	-
31/12/2003	41,300,000.00	-
31/03/2004	41,300,000.00	-
30/06/2004	41,300,000.00	-
29/09/2004	40,913,457.00	386,543.00
31/12/2004	38,582,831.00	2,330,626.00
31/03/2005	36,250,580.00	2,332,251.00
30/06/2005	33,919,954.00	2,330,626.00
30/09/2005	31,371,694.00	2,548,260.00
30/12/2005	28,821,810.00	2,549,884.00
31/03/2006	26,273,550.00	2,548,260.00
30/06/2006	23,725,290.00	2,548,260.00
29/09/2006	21,151,044.00	2,574,246.00
31/12/2006	18,578,422.00	2,572,622.00
30/03/2007	15,612,761.00	2,965,661.00
29/06/2007	12,614,617.00	2,998,144.00
30/09/2007	9,681,438.00	2,933,179.00
31/12/2007	6,715,777.00	2,965,661.00
31/03/2008	3,358,700.00	3,357,077.00
30/06/2008	-	3,358,700.00

UMB Outstandings based on Lending Rate of 5.0%

UMB Repayment Dates	UMB Outstandings (NIS)	Amount of principal of UMB Facility to be repaid (NIS)
31/12/2002	80,900,000.00	-
31/03/2003	80,900,000.00	-
30/06/2003	80,900,000.00	-
30/09/2003	80,900,000.00	-
31/12/2003	80,900,000.00	-
31/03/2004	80,900,000.00	-
30/06/2004	80,900,000.00	-
29/09/2004	80,142,825.00	757,175.00
31/12/2004	75,577,506.00	4,565,319.00
31/03/2005	71,009,005.00	4,568,501.00
30/06/2005	66,443,686.00	4,565,319.00
30/09/2005	61,452,058.00	4,991,628.00
30/12/2005	56,457,249.00	4,994,809.00
31/03/2006	51,465,621.00	4,991,628.00
30/06/2006	46,473,993.00	4,991,628.00
29/09/2006	41,431,463.00	5,042,530.00
31/12/2006	36,392,114.00	5,039,349.00
30/03/2007	30,582,865.00	5,809,249.00
29/06/2007	24,709,988.00	5,872,877.00
30/09/2007	18,964,367.00	5,745,621.00
31/12/2007	13,155,118.00	5,809,249.00
31/03/2008	6,579,150.00	6,575,968.00
30/06/2008	-	6,579,150.00

SCHEDULE 3

PART I

CONDITIONS PRECEDENT DOCUMENTS REQUIRED TO BE DELIVERED BY THE
BORROWER

1.	Constitutional documents

A copy of the Memorandum and Articles of Association of the Borrower.

2.	Corporate authorisations

(a)	Copies of resolutions of the board of directors and/or other governing body of the Borrower approving the terms of, and transactions contemplated by, the Finance Documents to which they are party;

(b)	a specimen of the signature of each person authorised to sign the Finance Documents on behalf of the Borrower and to sign and/or despatch all documents and notices to be signed and/or despatched by them under or in connection with the Finance Documents to which it is party;

(c)	a certificate of the Borrower confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments in full would not cause any borrowing, guarantee, security or similar limit binding on it to be exceeded, other than any limit set out in Section 19 (Financial Covenants); and

(d)	a certificate of an authorised signatory of the Borrower certifying that each copy document specified in this Schedule 3, Part I (Conditions Precedent Documents) is true and correct, complete and in full force and effect.

3.	Existing Facility Agreement

(a)	Confirmation of each Existing Outstanding Amount Certificate provided to the Borrower by each of the Lenders with outstanding Advances under the Existing Facility Agreement and confirmed by the Borrower.

(b)	Evidence satisfactory to the Facility Agent, that all legal fees incurred by the Participating Banks and any other of the finance parties under the Existing Facility Agreement, have been paid in full.

(c)	Evidence satisfactory to the Facility Agent, that all outstanding commitment fees up to the Commencement Date, owing to the finance parties under the Existing Facility Agreement, have been paid in full.

(d)	Copy of a termination agreement duly executed by each of the parties to the Existing Facility Agreement.

4.	Finance Documents

Originals of each of each Finance Document to which the Borrower is a party, duly executed by all parties to them in form and substance satisfactory to the Facility Agent.

5.	Business Plan

Copy of the Business Plan.

6.	Authorisations

Receipt of a copy of all authorisations, permits, approvals and consents required for the consummation of the transactions contemplated under the Finance Documents, if any.

7.	Security matters

(a)	Evidence, in form and substance satisfactory to the Security Trustee, of the cancellation or release of:

(i)	the Security Interests created over shares in the Borrower with respect to the Existing Facility,

(ii)	the Subordination Agreement dated 13 August, 1998 made between the Founder Shareholders of the Borrower, the Borrower, the Security Trustee and Bank Hapoalim, as Coordinating Agent;

(iii)	the assignment by way of security of the hedging agreements entered into between the Borrower and the Security Trustee on 10 September 1998;

(iv)	the Second-Ranking Debenture dated 5 September, 2001 granted by the Borrower in favour of, amongst others, the Participating Banks; and

(v)	all other Security Interests in favour of creditors of the Existing Facility Agreement that are not also Finance Parties hereunder.

(b)	Evidence, in form and substance satisfactory to the Security Trustee, that all endorsements required to be made to the insurance policies of the Borrower are made within 30 days of the date of this Agreement.

(c)	Evidence, in form and substance satisfactory to the Security Trustee, that the Security Interests created by the Security Documents entered into on or about the date of the Agreement have been duly perfected and registered at any relevant companies’ or other register.

(d)	Evidence, in form and substance satisfactory to the Security Trustee, that each relevant Person has provided the Participating Banks with consents and such other forms as may be necessary for the Security Trustee (without any further action on the part of any other person) to register and perfect each Security Interest created by each Security Document.

8.	General

(a)	A copy of the most recent audited Financial Statements of the Borrower.

(b)	A list of the Founder Shareholders and their holdings in the Borrower at the date of this Agreement.

9.	Legal Opinions

Legal opinions, in form and substance satisfactory to the Facility Agent from:

(a)	Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co., Israeli legal advisers to the Borrower, addressed to each Finance Party; and

(b)	Herzog, Fox & Neeman, Israeli legal advisers to the Finance Parties, addressed to each Finance Party.

PART II

CONDITIONS PRECEDENT DOCUMENTS REQUIRED TO BE DELIVERED BY EACH
GUARANTOR

1.	Guarantee

A Guarantee duly executed by the Guarantor.

2.	Constitutional documents

A copy of the Memorandum and Articles of Association of the Guarantor.

3.	Corporate authorisations

(a)	Copies of resolutions of the board of directors and/or other governing body of the Guarantor approving the terms of, and transactions contemplated by, the Finance Documents to which it is party;

(b)	a specimen of the signature of each person authorised to sign the Finance Documents on behalf of the Guarantor and to sign and/or despatch all documents and notices to be signed and/or despatched by them under or in connection with the Finance Documents to which it is party;

(c)	a certificate of an authorised signatory of the Guarantor certifying that each copy document specified in this Schedule 3, Part II (Conditions Precedent Documents) is true and correct, complete and in full force and effect; and

(d)	a certificate of the Guarantor confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments in full and would not cause any borrowing, guarantee, security or similar limit binding on it to be exceeded, other than any limit set out in Section 19 (Financial Covenants).

4.	Security Documents

(a)	Originals of each Security Document to which the Guarantor is party, duly executed by all parties to them in form and substance satisfactory to the Security Trustee.

(b)	Evidence, in form and substance satisfactory to the Security Trustee, that the Security Interests created by the Security Document to which the Guarantor is party have been duly perfected and registered at any relevant companies’ or other register.

(c)	Evidence, in form and substance satisfactory to the Security Trustee, that each relevant Person has provided the Security Trustee with consents and such other forms as may be necessary for the Security Trustee (without any further action on the part of any other person) to register and perfect each Security Interest created by each Security Document.

5.	Legal Opinion

Upon request of the Facility Agent, a legal opinion, in form and substance satisfactory to the Facility Agent from the Israeli legal advisers to the Borrower, addressed to each Finance Party.

SCHEDULE 4

FORM OF EXISTING OUTSTANDING AMOUNT CERTIFICATE

To:	Partner Communications Company Ltd.

From:	[Lender]

Date:	[ ]

US$550,000,000 Facility Agreement between, amongst others, Partner Communications Company Ltd. (the “Borrower”), Bank Hapoalim B.M., Bank Leumi Le-Israel B.M. and Israel Discount Bank Ltd. (the “Lenders”) dated 14th April, 2005 (the “Facility Agreement”)

1.	Capitalised terms used but not defined in this Existing Outstanding Amount Certificate shall have the meanings ascribed to such terms in the Facility Agreement

2.	This is an Existing Outstanding Amount Certificate, issued in accordance with Section 4.1 (Conditions Precedent) of the Facility Agreement.

3.	As at the Commencement Date, the Existing Outstanding Amount owed to us by you is:

[                   ]

4.	Such amount is required to be repaid as follows:

[insert repayment date or dates]

[Lender]

SCHEDULE 5

FORM OF REQUEST

To:	[Lender]

From:	Partner Communications Company Ltd.

Date:	[ ]

Dear Sirs,

US$550,000,000 Facility Agreement between, amongst others, Partner Communications Company Ltd. (the “Borrower”), Bank Hapoalim B.M., Bank Leumi Le-Israel B.M. and Israel Discount Bank Ltd. (the “Lenders”) dated 14th April, 2005 (the “Facility Agreement”)

1.	Capitalised terms used but not defined in this Request shall have the meanings ascribed to such terms in the Facility Agreement

2.	We refer to the Facility Agreement. This is a Request, issued in accordance with Section 5.2 of the Facility Agreement.

3.	We wish to borrow a [Facility B Advance/Facility A Advance] on the following terms:

(a)	Drawdown Date: [ ]

(b)	Amount/currency: [ ]

(c)	Repayment Date: [ ]

(d)	Interest Period: [one month/three months/one week]

(e)	Interest Rate: [ ].

4.	We confirm that, other than as permitted pursuant to Section 5.5(a) (Relevant Percentages) of the Facility Agreement, the Facility A Outstandings with respect to each Lender do not exceed or fall short of each Lender’s Relevant Percentage of the aggregate of the Facility A Outstandings.

5.	Our payment instructions are: [ ]

6.	We confirm that each condition precedent under the Facility Agreement which must be satisfied on the date of this Request is so satisfied.

7.	This Request is irrevocable.

By: —————————————— Name: Title: on behalf of Partner Communications Company Ltd.

SCHEDULE 6

FORM OF GUARANTEE

To:	[Facility Agent]; and [Security Trustee] (as trustee for the Finance Parties).

From:	[Wholly-owned Subsidiary] of [address], with company registration no. [ ] (the "Guarantor"); and Partner Communications Company Ltd. (the "Borrower")

Date:	[ ]

US$550,000,000 Facility Agreement between, amongst others, the Borrower, Bank Hapoalim B.M., Bank Leumi Le-Israel B.M., Israel Discount Bank Ltd. and United Mizrahi Bank Ltd. dated 14th April, 2005 (the “Facility Agreement”)

Capitalised terms used but not defined in this Guarantee shall have the meanings ascribed to such terms in the Facility Agreement.

This is a Guarantee, issued in accordance with Section 29.2 (Guarantors) of the Facility Agreement.

1.	Guarantee and indemnity

The Guarantor hereby irrevocably and unconditionally (jointly and severally with any other Guarantors):

(a)	guarantees to each Finance Party due and punctual performance by the Borrower of all its obligations under the Finance Documents to which it is a party;

(b)	undertakes with each Finance Party that whenever the Borrower does not pay any amount when due under or in connection with any Finance Document, the Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	indemnifies each Finance Party immediately on demand against any cost, loss or liability suffered by that Finance Party if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover.

2.	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by the Borrower under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

3.	Reinstatement

If any payment by the Borrower or any discharge given by a Finance Party (whether in respect of the obligations of the Borrower or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

(a)	the liability of the Borrower shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(b)	each Finance Party shall be entitled to recover the value or amount of that security or payment from the Borrower, as if the payment, discharge, avoidance or reduction had not occurred.

4.	Waiver of defences

The obligations of the Guarantor under this Guarantee will not be affected by any act, omission, matter or thing which, but for this clause, would reduce, release or prejudice any of its obligations under this Guarantee (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver, consent or other indulgence granted to, or composition with, the Borrower or other person;

(b)	the release of the Borrower or any other person under the terms of any composition or arrangement with any Obligor;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the Borrower or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of the Borrower or any other person;

(e)	any amendment (however fundamental) to or any variation, waiver or release of, any obligation of the Borrower under the Finance Documents or replacement of a Finance Document or any other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

5.	Immediate recourse

The Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person (including the Borrower) before claiming from the Guarantor under this Guarantee. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

6.	Appropriations

Until all amounts which may be or become payable by the Borrower under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantor shall not be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from the Guarantor or on account of the Guarantor’s liability under this Guarantee.

7.	Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Borrower under or in connection with the Finance Documents have been irrevocably paid in full and unless the Security Trustee otherwise directs (in accordance with the terms of the Intercreditor Agreement), the Guarantor will not exercise any rights which it may have by reason of performance by it of its obligations under this Guarantee:

(a)	to be indemnified by the Borrower;

(b)	to claim any contribution from any other Guarantor; and/or

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party.

8.	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by or on behalf of any Finance Party.

9.	Waiver by Guarantor

Without derogating from any other provisions of this Agreement which exclude the application of, or constitute a waiver by the Guarantor of, certain defences or rights under the Guarantee Law, 1967 (the “Guarantee Law”) (which defences or rights would, but for such provision, have been available to the Guarantor), the Guarantor hereby waives all rights and defences under the Guarantee Law and confirms that the provisions of the Guarantee Law affording such rights or defences to a guarantor shall not apply to this Guarantee.

10.	Miscellaneous

(a)	Sections 24 (Stamp Duties), 28.3 (Waivers and Remedies Cumulative), 31 (Severability), 32 (Counterparts), 33 (Notices), 35 (Language) and 36 (Governing Law and Jurisdiction) of the Facility Agreement shall be incorporated herein, mutatis mutandis.

(b)	The address of the Guarantor mentioned above is the address of the Guarantor for the purpose of this document, or any other address in Israel which the Guarantor notifies to the Security Trustee in writing.

(c)	The expression “Finance Parties” shall include all their successors, representatives and assigns.

—————————————— [Guarantor]	—————————————— Partner Communications Company Ltd.

SCHEDULE 7

FORM OF SUBSIDIARY SHARE PLEDGE

SCHEDULE 8

FORM OF GUARANTOR FLOATING CHARGE